Exhibit 2.2

SHARE PURCHASE AGREEMENT

BY AND AMONG

1254412 ALBERTA ULC,

J.L. HALSEY CORPORATION

AND

KRISTA LARIVIERE

CHRIS ADAMS

1706379 ONTARIO INC.

1706380 ONTARIO INC.

DATED AS OF AUGUST 18, 2006

i

4.24	Transactions with Affiliates	47
4.25	Accounts Receivable	47
4.26	Disclosure Controls and Procedures	48
4.27	Disclosure	48

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF BUYER		48

5.1	Corporate Status	49
5.2	Authority	49
5.3	No Conflict	49
5.4	Compliance with Law	49
5.5	Consents	50
5.6	Finder’s Fee	50
5.7	Litigation, Claims and Proceedings	50

ARTICLE 6. CERTAIN TAX MATTERS		50

6.1	Tax Matters	50
6.2	Transfer Taxes	52

ARTICLE 7. INDEMNIFICATION		52

7.1	Survival	52
7.2	Indemnification	53
7.3	Limits on Indemnification	54
7.4	Recourse for Buyer Indemnifiable Losses	55
7.5	Matters Involving Third Parties	56
7.6	No Circular Recovery, Etc.	58
7.7	Seller Contribution	58
7.8	Effect of Payments	58

ARTICLE 8. MISCELLANEOUS		58

8.1	Halsey	58
8.2	Notices	58
8.3	Severability	60
8.4	Entire Agreement; No Third-Party Beneficiaries	60
8.5	Amendment; Waiver	60
8.6	Binding Effect; Assignment	60
8.7	Governing Law; Jurisdiction	61
8.8	Construction	61
8.9	Counterparts	61
8.10	Director and Officer Liability	62
8.11	Canadian Currency	62
8.12	Time	62
8.13	Further Assurances	62

ii

EXHIBIT A	Form of Release
EXHIBIT B	Form of CA Employment Agreement
EXHIBIT C	Form of KL Employment Agreement
EXHIBIT D	Form of Non-Competition Agreement
EXHIBIT E	Form of Buyer Closing Certificate
EXHIBIT F	Form of Sellers Closing Certificate
EXHIBIT G	Form of Legal Opinions
EXHIBIT H	Form of Subordination Agreement
SCHEDULE A	Calculation of Aggregate Closing Cash Consideration
SCHEDULE B	Terminated Agreements

iii

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated August 18, 2006, is made by and among 1254412 Alberta ULC, an unlimited liability company formed under the laws of the Province of Alberta (“Buyer”), the J.L. Halsey Corporation, a Delaware corporation (“Halsey”), Krista Lariviere (“KL”), Chris Adams (“CA”), 1706379 Ontario Inc., a corporation formed under the laws of the Province of Ontario (“CA Holdco”), and 1706380 Ontario Inc., a corporation formed under the laws of the Province of Ontario (“KL Holdco” and together with KL, CA, and CA Holdco, the “Sellers” and each, a “Seller”).

PRELIMINARY STATEMENTS

WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock of Hot Banana Software Inc., a corporation amalgamated under the laws of the Province of Ontario (the “Company”), consisting of 1,000 common shares (the “Common Shares”), 1,000 Class X Special shares (the “Class X Special Shares”) and 380,000 Class Y Special shares (the “Class Y Special Shares” and, together with the Common Shares and the Class X Special Shares, the “Shares”);

WHEREAS, Buyer desires to acquire from the Sellers, and the Sellers desire to sell to Buyer, all of the Shares upon and subject to the terms and conditions contained in this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer entering into this Agreement, (i) each of the Sellers entered into a release, dated as of the date hereof, in substantially the form attached hereto as Exhibit A (the “Releases”) (ii) CA entered into a an employment agreement, dated as of the date hereof, in substantially the form attached hereto as Exhibit B (the “CA Employment Agreement”), (iii) KL entered into an employment agreement, dated as of the date hereof, in substantially the form attached hereto as Exhibit C (the “KL Employment Agreement”), (iv) each of the Sellers entered into a non-competition agreement as of the date hereof, in substantially the form attached hereto as Exhibit D (the “Non-Competition Agreements”), and (v) CA and KL entered into a subordination agreement as of the date hereof, in substantially the form attached hereto as Exhibit H (the “Subordination Agreements”).

AGREEMENTS

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1.
DEFINED TERMS

1.1          Definitions.  The following terms shall have the following meanings in this Agreement:

“2005 Balance Sheet” means the September 30, 2005 balance sheet of the Company included in the Financial Statements.

“2005 Statement of Operations” means the statement of operations of the Company for the twelve-month period ended September 30, 2005 included in the Financial Statements.

“2006 Financial Statements” has the meaning set forth in Section 4.8(a).

“Accounts Receivable Aging Schedule” means an itemized schedule of all trade accounts receivable of the Company as of June 30, 2006 listing the name of each Person with an accounts receivable balance and, for each such Person, (1) the total amount due from such Person, (2) the amounts due from such Person for sales made during the month ended June 30, 2006, (3) the unpaid amount due from such Person for sales made in the month ended May 31, 2006 (e.g., accounts 1 to 30 calendar days past due), (4) the amounts due from such Person for sales made in the month ended April 30, 2006 (e.g., accounts 31 to 60 calendar days past due) and (5) the amount due from such customer with accounts over 60 calendar days past due as of June 30, 2006.

“Action” means any written claim, action or suit by or before any Governmental Authority.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Affiliate Indebtedness” means any and all indebtedness due to the Company for borrowed money from (1) any Seller or any director, officer or employee of the Company or (2) any Affiliate of the Company, any Affiliate of a Seller, or any Affiliate of any director, officer or employee of the Company.

“Affiliate Indebtedness Losses” means any Losses arising out of or relating to one or more breaches of the representations and warranties set forth in Section 4.8(d), without regard to any of the limitations on indemnification set forth in Article 7.

“Affiliated Group” means an affiliated, consolidated or combined or similar group for Tax purposes.

“After Tax Rate Percentage” means the percentage equal to 100 minus the combined federal and provincial rate of Tax payable by the Company in the year in which the refundable investment tax credits received by the Company in the immediately preceding year must be included in income for purpose of the Tax Act and the Corporations Tax Act (Ontario).

“Aggregate Closing Cash Consideration” has the meaning set forth on Schedule A hereto.

“Agreement” has the meaning ascribed thereto in the first paragraph of this Agreement.

“Applicable Employee Benefit Laws” has the meaning set forth in Section 4.16(c).

“A/R Basket” means the sum of (1) the amount of accounts receivable that are included in the accounts receivable allowance for bad debts reflected on the Final Closing Date Balance Sheet and (2) $5,000.00 Canadian.

“Assets” has the meaning set forth in Section 4.10(a).

“Basket” has the meaning set forth in Section 7.3(a).

“Business Day” means any day other than (1) a Saturday, Sunday or federal holiday or (2) a day on which commercial banks in Ontario, Canada are authorized or required to be closed.

“Buyer” has the meaning ascribed thereto in the first paragraph of this Agreement.

“Buyer Agreements” has the meaning set forth in Section 5.2.

“Buyer Closing Certificate” means a certificate of Buyer, dated as of the hereof, in substantially the form of Exhibit E hereto.

“Buyer Final Balance Sheet Adjustment Payment Amount” has the meaning set forth in Section 2.4(b)(ii).

“Buyer Final Balance Sheet Reduction Amount” has the meaning set forth in Section 2.4(b)(i).

“Buyer Indemnifiable Losses” has the meaning set forth in Section 7.2(a).

“Buyer Indemnified Taxes” means any and all Taxes (to the extent such Taxes were not included as a liability in the Final Closing Date Balance Sheet or in the calculation of the Final Adjustment Amount), together with any costs, expenses, losses or damages (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any audit, litigation or other proceeding) arising out of or incident to the determination, assessment or collection of such Taxes (1) imposed on the Company in respect of its income, business, property or operations or for which it may otherwise be liable for any Pre-Closing Period (determined in accordance with Section 6.1), (2) resulting from the breach of the representations and warranties set forth in Section 4.17 or covenants set forth in Section 6.1 or Section 6.2, (3) of any member of an Affiliated Group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, or (4) for which the Company may be liable as transferee or successor, by contract or otherwise, for any Pre-Closing Period.  Notwithstanding the foregoing, “Buyer Indemnified Taxes” shall be determined without giving effect to any carry backs from taxable periods ending after the Closing Date and shall not include any Taxes included in the Closing Income Tax Amount as set forth in the Final Tax Adjustment Statement.

“Buyer Indemnitees” has the meaning set forth in Section 7.2(a).

“Buyer Material Adverse Effect” means any material adverse effect on the ability of Buyer to complete the transactions contemplated by this Agreement.

“CA” has the meaning ascribed thereto in the first paragraph of this Agreement.

“CA Allocation” means, with respect to any payment made to the Sellers under this Agreement, the product of the aggregate amount of such payment multiplied by the CA Percentage.

“CA Employment Agreement” has the meaning ascribed thereto in the Preliminary Statements to this Agreement.

“CA Holdco” has the meaning ascribed thereto in the first paragraph of this Agreement.

“CA Percentage” means 50 percent, which represents the percent of the Outstanding Shares owned, directly or indirectly, by CA.

“Capitalization Representations” has the meaning set forth in Section 7.1.

“Cash” means cash (excluding restricted balances) and cash equivalents (including marketable securities and short term investments), determined in accordance with this Agreement and GAAP applied consistently with the 2005 Balance Sheet.  For the avoidance of doubt, in determining the amount of Cash, (1) Cash shall be reduced (but not more than once per check) by the amount of outstanding checks that have not yet cleared and also the liability of the Company to be paid by any such outstanding but uncleared check shall be reduced by the amount of such outstanding but uncleared check, and (2) Cash shall be increased (but not more than once per deposit) by the amount of any cash deposits for the benefit of the Company not otherwise included in the calculation of Cash and deposited in the Company’s bank account(s) prior the Closing Date that thereafter remain for the benefit of the Company without offset or reduction, and also the asset of the Company represented by the applicable receivable or other amount shall be reduced by the amount of such cash deposit.

“Certificate” means a certificate representing Outstanding Shares.

“CGK” means cgk Technologies Group Inc., a corporation formed under the laws of the Province of Ontario.

“CIPO” has the meaning set forth in Section 4.12(c)(i).

“Class X Special Shares” has the meaning ascribed thereto in the Preliminary Statements to this Agreement.

“Class Y Special Shares” has the meaning ascribed thereto in the Preliminary Statements to this Agreement.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Income Tax Amount” means the unpaid gross income tax liability of the Company for the taxable period ending on and including the Closing Date, taking into account any deductions resulting from the payment of the Company Transaction Costs, plus any Prior Period Unpaid Income Taxes, all determined as of immediately prior to the Effective Time but without giving effect to any carrybacks from periods ending after the Closing Date.

“Collective Agreements” has the meaning set forth in Section 4.20.

“Common Shares” has the meaning ascribed thereto in the Preliminary Statements to this Agreement.

“Company” has the meaning ascribed thereto in the Preliminary Statements of this Agreement and also includes any company that has been amalgamated with the Company on or prior to the date of this Agreement.  For purposes of Sections 4.10, 4.11, 4.12, 4.13, 4.15, 4.18 and 4.19, the term “Company” shall be deemed to include the LP.

“Company Core Product” means the Company’s Software known as “Hot Banana Web Content Management System (known alternatively as “Hot Banana Marketing Web Content Management Suite”).

“Company Intellectual Property” has the meaning set forth in Section 4.12(a)(i).

“Company-Owned Intellectual Property” has the meaning set forth in Section 4.12(a)(ii).

“Company Products” has the meaning set forth in Section 4.12(a)(iii).

“Company Registered Intellectual Property” has the meaning set forth in Section 4.12(a)(iv).

“Company Source Code” has the meaning set forth in Section 4.12(a)(v).

“Company Material Adverse Effect” means, when taken in the aggregate, near-term or long-term material adverse changes in or material adverse effects on the businesses, results of operations, financial conditions, assets or prospects of the Company (whether or not such changes or effects (1) arise from any fact, circumstance, result, change, event, violation or occurrence that (A) was foreseeable or known as of the date of this Agreement or (B) covered by insurance or (2) has, during the period or at any time in question, manifested itself in the historical financial statements of the Company).

“Company Transaction Costs” means all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by the Company or a Seller in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and related transaction documents.

“Consideration” means, collectively, the consideration specified in Section 2.2(a) and Section 2.3(a) of this Agreement, as adjusted pursuant to Section 2.4(b).

“control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“Copyrights” has the meaning set forth in Section 4.12(a)(vi).

“Current Assets” shall mean, with respect to the Estimated Closing Balance Sheet and the Final Closing Date Balance Sheet, as of 11:59 p.m. (Toronto, Ontario time) on the date immediately prior to the date of this Agreement, the sum of trade accounts receivable (net of allowance for doubtful accounts) and prepaid expenses, determined in accordance with this Agreement and GAAP applied consistently with the 2005 Balance Sheet.  Notwithstanding the foregoing, “Current Assets” shall not include Cash, deferred income Taxes or other Tax related assets or any prepayments or deposits to the extent the Company will not be able to use or otherwise receive the benefit of such amounts after the Closing or to the extent that such prepayments or deposits are lost, forfeited, canceled or otherwise diminished in value in connection with, or as a result of, the transactions contemplated by this Agreement.

“Current Liabilities” shall mean, with respect to the Estimated Closing Balance Sheet and the Final Closing Date Balance Sheet, as of 11:59 p.m. (Toronto, Ontario time) on the date immediately prior to the date of this Agreement, accounts payable (including net overdraft positions with individual financial institutions (i.e., checks in excess of deposits)), and other current liabilities, as determined in accordance with this Agreement and GAAP applied consistently with the 2005 Balance Sheet.  Notwithstanding the foregoing, “Current Liabilities” shall (A) exclude (i) Debt, (ii) any liability the payment of which is taken into consideration in calculating Cash, (iii) any liability in respect of Paid Company Transaction Costs and (iv) current and deferred income Tax liabilities and (B) be increased by an amount equal to the unpaid Company Transaction Costs (other than the Paid Company Transaction Costs), to the extent not already included in the calculation of “Current Liabilities.”

“D&O Indemnified Liabilities” means, with respect to any Person, any Losses based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity whether pertaining to any act or omission occurring or existing prior to or at the Effective Time and whether asserted or claimed prior to, at or after the Effective Time, including all Losses based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions or other transaction documents contemplated hereby and thereby.

“Data” has the meaning set forth in Section 4.12(a)(vi).

“Debt” means, without duplication, (1) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (2) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased, (3) all obligations of the Company to pay rent or other payment amounts under a lease of real or personal property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (4) any outstanding reimbursement obligation of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company pursuant to which the applicable bank or similar entity has paid obligations for which the Company is required to repay, (5) any payment obligation of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (6) all indebtedness for borrowed money secured by any lien existing on property owned by the Company, whether or not indebtedness secured thereby shall have been assumed, (7) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others the repayment of which is guaranteed by the Company, (8) all other short-term and long-term liabilities of the Company for borrowed money and (9) all expense reimbursements, premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement regardless if any of such are actually paid. “Debt” shall in no event include accounts payable incurred in the ordinary course of business.

“Decline Date” has the meaning set forth in Section 2.3(e).

“Designs” has the meaning set forth in Section 4.12(a)(vi).

“Disclosure Schedule” means that certain disclosure schedule of even date with this Agreement delivered by the Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Dispute Resolution Accounting Firm” has the meaning set forth in Section 2.3(e).

“Disputed Line Items” has the meaning set forth in Section 2.4(a)(ii).

“Earn Out Payment Amount” means an amount equal to the sum of the First Future Payment Amount, plus the Second Future Payment Amount, plus the Technology Integration Payment Amount.

“EBITDA” has the meaning set forth in Section 2.3(j).

“Effective Time” has the meaning set forth in Section 3.1.

“EmailLabs” means Uptilt, Inc., a Delaware corporation, d/b/a EmailLabs.

“Employees” has the meaning set forth in Section 4.16(r).

“Encumbrance” means any mortgage, pledge, charge, hypothecation, claim, easement, right of purchaser, security interest, deed of trust, conditional sales agreement, encumbrance, interest, option, lien, proxy, voting trust, right of first refusal, right of way, defect in title, encroachment or other restriction, whether or not imposed by operation of law, any voting trust or voting agreement, stockholder agreement, proxy or other agreement of any kind.

“Environmental Law” has the meaning set forth in Section 4.14(a).

“Estimated Cash” means the amount of Cash as of 11:59 p.m. (Toronto, Ontario time) on the date immediately prior to the signing of this Agreement.

“Estimated Closing Balance Sheet” means an estimated balance sheet of the Company prepared as of 11:59 p.m. on the date immediately prior to the date of this Agreement (except as otherwise specifically provided for in this Agreement), which shall set forth a good faith estimate of the following:  (1) Estimated Cash, (2), Estimated Working Capital, and (3) Estimated Debt.  The Estimated Closing Balance Sheet shall be prepared by the Company in accordance with this Agreement and consistent with the 2005 Balance Sheet, subject to the approval of Buyer (such approval not to be unreasonably withheld, conditioned or delayed).

“Estimated Debt” means the amount of unpaid Debt as of immediately prior to the Effective Time and prior to giving effect to any payments to be made by or on behalf of Buyer pursuant to Section 3.4(c).

“Estimated Excess Cash” means the amount, if any, by which Estimated Cash exceeds Target Cash.

“Estimated Pre-Closing Income Tax Adjustment” means the amount, if any, by which the Estimated Pre-Closing Income Tax Amount exceeds the Paid Pre-Closing Income Tax Amount.

“Estimated Pre-Closing Income Tax Amount” means (1) the gross income tax liability of the Company for the taxable period ending on and including the Closing Date, taking into account any deductions resulting from the payment of Company Transaction Costs, increased by (2) the Prior Period Unpaid Income Taxes, all determined without giving effect to any carrybacks from periods ending after the Closing Date.

“Estimated Tax Adjustment Statement” means (1) a good faith estimate, certified by an officer of the Company, of the Estimated Pre-Closing Income Tax Amount, (2) a properly substantiated statement of the Paid Pre-Closing Income Tax Amount, and (3) a properly substantiated statement of the Estimated Pre-Closing Income Tax Adjustment.

“Estimated Working Capital” means the amount of Working Capital as of 11:59 p.m. (Toronto, Ontario time) on the date immediately prior to the signing of this Agreement.

“Estimated Working Capital Shortfall” means the amount, if any, by which Estimated Working Capital is less than Target Working Capital.

“ETA” means the Excise Tax Act (Canada), as amended from time to time.

“Excess A/R Shortfall Amount” means the amount, if any, by which (1) the aggregate amount of all accounts receivable of the Company reflected on the Final Closing Date Balance Sheet (including those accounts receivable that are included in the accounts receivable allowance for bad debts reflected on the Final Closing Date Balance Sheet), that are written-off as uncollectible in accordance with GAAP following the Closing, exceeds (2) the A/R Basket.

“Excess Cash” means the amount, if any, by which Cash as set forth in the Final Closing Date Balance Sheet is greater than the Estimated Cash.

“Excess Income Tax Amount” means the amount, if any, by which the Closing Income Tax Amount as set forth in the Final Tax Adjustment Statement is less than the Estimated Pre-Closing Income Tax Adjustment.

“Excess Working Capital” means (1) where the Estimated Working Capital is less than the Target Working Capital, the amount, if any, by which Working Capital as set forth in the Final Closing Date Balance Sheet is greater than Estimated Working Capital and (2) where the Estimated Working Capital is greater than or equal to the Target Working Capital, the amount, if any, by which Working Capital as set forth in the Final Closing Date Balance Sheet is greater than Target Working Capital.

“Final Adjustment Amount” means an amount, which may be a positive or negative number, equal to the difference between (1) the sum of any Excess Cash plus any Excess Working Capital, plus any Excess Income Tax Amount minus (2) the sum of any Final Cash Shortfall plus any Final Working Capital Shortfall plus any Final Income Tax Shortfall, plus any Final Excess Debt.

“Final Cash Shortfall” means the amount, if any, by which Cash as set forth in the Final Closing Date Balance Sheet is less than Estimated Cash.

“Final Closing Date Balance Sheet” has the meaning set forth in Section 2.4(a)(i).

“Final Excess Debt” means the amount, if any, by which Debt as set forth in the Final Closing Date Balance Sheet is greater than the Target Debt.

“Final Income Tax Shortfall” means the amount, if any, by which the Closing Income Tax Amount as set forth in the Final Tax Adjustment Statement exceeds the Estimated Pre-Closing Income Tax Adjustment.

“Final Tax Adjustment Statement” means (1) a properly substantiated statement of the Closing Income Tax Amount and (2) a properly substantiated statement of the Excess Income Tax Amount or Final Income Tax Shortfall, as the case may be, as finally determined pursuant to Section 2.4(a)(iv).

“Final Working Capital Shortfall” means (1) where Estimated Working Capital is less than Target Working Capital, the amount, if any, by which Working Capital as set forth in the Final Closing Date Balance Sheet is less than Estimated Working Capital and (2) where Estimated Working Capital is greater than or equal to the Target Working Capital, the amount, if any, by which Working Capital as set forth on the Final Closing Date Balance Sheet is less than Target Working Capital.

“Financial Statements” has the meaning set forth in Section 4.8(a).

“First Future Payment Amount” means, subject to Article 7, an amount equal to $375,000 Canadian.

“First Performance Year” has the meaning set forth in Section 2.3(b).

“Future Financial Statements” means the consolidated statement of operations of Buyer for each of the First Performance Year and the Second Performance Year, prepared in accordance with this Agreement and GAAP applied consistently with the 2005 Statement of Operations.

“Future Payment” has the meaning set forth in Section 2.3(a).

“Future Payment Amount” means an amount equal to the sum of the Guaranteed Future Payment Amount, plus the First Future Payment Amount, if any, plus the Second Future Payment Amount, if any, plus the Technology Integration Future Payment Amount, if any.

“GAAP” means generally accepted accounting principles as approved from time to time by the Canadian Institute of Chartered Accountants or any successor institute.

“Governmental Authority” means any foreign, United States or Canadian federal, state, provincial or local governmental, regulatory or administrative agency or any court.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“GP” means 1707428 Ontario Inc., a corporation formed under the laws of Ontario.

“Guaranteed Future Payment Amount” has the meaning set forth in Section 2.2(a).

“Halsey” has the meaning set forth in the first paragraph of this Agreement.

“Hazardous Substance” has the meaning set forth in Section 4.14(a).

“Hot Banana” means Hot Banana Software Inc., a corporation formed under the laws of the Province of Ontario.

“Improvements” has the meaning set forth in Section 4.12(a)(vi).

“Indemnifiable Losses” has the meaning set forth in Section 7.2(b).

“Indemnified Party” has the meaning set forth in Section 7.2(b).

“Indemnifying Party” has the meaning set forth in Section 7.2(b).

“Intellectual Property” has the meaning set forth in Section 4.12(a)(vi).

“Internet Properties” has the meaning set forth in Section 4.12(a)(vi).

“IP Licenses” has the meaning set forth in Section 4.12(a)(vii).

“KL” has the meaning ascribed thereto in the first paragraph of this Agreement.

“KL Allocation” means with respect to any payment made to the Sellers under this Agreement, the product of the aggregate amount of such payment multiplied by the KL Percentage.

“KL Employment Agreement” has the meaning ascribed thereto in the Preliminary Statements to this Agreement.

“KL Holdco” has the meaning ascribed thereto in the first paragraph of this Agreement.

“KL Percentage” means, 50 percent, which represents the percent of the Outstanding Shares owned, directly or indirectly, by KL.

“Knowledge” means (1) with respect to the Sellers, the actual knowledge after reasonable inquiry of KL and CA, and (2) with respect to Buyer, the actual knowledge after reasonable inquiry of the following individuals:  David Burt, Luis Rivera or Rich McDonald.

“Law” means any Governmental Order or any law, statute, ordinance, rule or regulation of any Governmental Authority, or any binding agreement with any Government Authority.

“Lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.

“Lien Release Costs” means any and all Losses any Buyer Indemnitee may suffer, sustain or become subject to resulting from or arising out of any Liens or any notice or other filing relating to any Liens held by the Business Development Bank of Canada on or prior to the Closing.

“Losses” means all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, Taxes, costs and expenses of every kind and nature (including, but not limited to, reasonable attorneys’ fees).

“LP” means Hot Banana Limited Partnership, a limited partnership formed under the laws of the Province of Ontario.

“Material Contracts” has the meaning set forth in Section 4.11(a).

“Moral Rights” has the meaning set forth in Section 4.12(a)(viii).

“Non-Competition Agreements” has the meaning ascribed thereto in the Preliminary Statements to this Agreement.

“Notice of Disagreement” has the meaning set forth in Section 2.3(e).

“Notice Period” has the meaning set forth in Section 2.3(e).

“OBCA” means the Business Corporations Act (Ontario), as in effect on the date hereof.

“Open Source Materials” has the meaning set forth in Section 4.12(a)(ix).

“Outstanding Share” means each Share outstanding immediately prior to the Effective Time.

“Paid Company Transaction Costs” has the meaning set forth in Section 3.5(b).

“Paid Pre-Closing Income Tax Amount” means the amount of Taxes paid or credited in respect of the gross income tax liability of the Company for the taxable period ending on and including the Closing Date.

“Patents” has the meaning set forth in Section 4.12(a)(vi).

“Permit” means any permit, franchise, authorization, or other license or approval issued or granted by any Governmental Authority.

“Permitted Encumbrances” means (1) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings; (2) mechanics’, carriers’, workers’, repairmen’s and other similar liens imposed by law arising or incurred in the ordinary course of business with respect to charges not yet due and payable; (3) any Encumbrances set forth on Disclosure Schedule 4.10; and (4) such other Encumbrances, if any, which were not incurred in connection with the borrowing of money or the advance of credit and which do not materially detract from the value of or interfere with the present use, or any use presently anticipated by the Company, of the property subject thereto or affected thereby.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group.

“Personal Information” has the meaning set forth in Section 4.12(a)(xi).

“Plans” has the meaning set forth in Section 4.16(a).

“PIPEDA” means the Personal Information Protection and Electronic Documents Act (Canada).

“Post-Closing Notice of Disagreement” has the meaning set forth in Section 2.4(a)(ii).

“Pre-Closing Period” means any taxable period or the portion of any Straddle Period ending on or prior to the Closing Date.

“Prior Financial Statements” has the meaning set forth in Section 4.8(a).

“Prior Period Unpaid Income Taxes” means the net unpaid income Taxes, if any, attributable to periods prior to the period ending on and including the Closing Date (or, if such period is a Straddle Period, prior to such Straddle Period), determined without giving effect to any carrybacks from periods ending after the Closing Date.

“Privacy Policies” has the meaning set forth in Section 4.12(a)(x).

“Proceeding” has the meaning set forth in Section 6.1(d).

“PTO” has the meaning set forth in Section 4.12(c)(i).

“PWC Decline Date” has the meaning set forth in Section 2.4(a)(iii).

“Reference Balance Sheet” has the meaning set forth in Section 4.8(a).

“Releases” has the meaning ascribed thereto in the Preliminary Statements to this Agreement.

“Schedule of Estimated Company Transaction Costs” means an itemized schedule containing (1) a true and complete list of all Company Transaction Costs that have been paid (or for which bills have been received) or shall have been paid immediately prior to the Closing, (2) a good faith estimate of all such additional Company Transaction Costs that have been incurred or shall have been incurred as of the Closing Date but are not reflected in clause (1) hereof and (3) a good faith estimate of all additional Company Transaction Costs that are expected to be incurred after the Closing Date, together with a certificate of an authorized officer of the Company certifying the accuracy and completeness of the Schedule of Estimated Company Transaction Costs.

“Second Future Payment Amount” means, subject to Article 7, an amount equal to $187,500 Canadian.

“Second Performance Year” has the meaning set forth in Section 2.3(b).

“Seller” or “Sellers” have the meaning ascribed thereto in the first paragraph of this Agreement.

“Seller Indemnifiable Losses” has the meaning set forth in Section 7.2(b).

“Seller Indemnitees” has the meaning set forth in Section 7.2(b).

“Sellers Closing Certificate” means a certificate of the Sellers, dated as of the hereof, in substantially the form of Exhibit F hereto.

“Senior Indebtedness” has the meaning set forth in Section 2.3(i).

“Settlement Accountants” has the meaning set forth in Section 2.4(a)(iii).

“Shares” has the meaning set forth in the Preliminary Statements.

“Software” has the meaning set forth in Section 4.12(a)(vi).

“SR & ED Credit Amount” means the amount in Canadian dollars that equals the After Tax Rate Percentage as applied to all SR & ED (federal and provincial) refundable investment tax credits received by the Company (or any successor) after the Closing Date, which relate to the Pre-Closing Period (being the amount of refundable investment tax credits net of taxes payable by the Company in respect of such refundable investment tax credits).

“Straddle Period” means any Tax year or Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subordination Agreements” has the meaning ascribed thereto in the Preliminary Statements to this Agreement.

“Survival Period” has the meaning set forth in Section 7.1.

“Target Cash” means $80,000.00 Canadian.

“Target Debt” means $0.00.

“Target Working Capital” means $125,000.00 Canadian.

“Tax Act” means the Income Tax Act (Canada).

“Tax Refund” has the meaning set forth in Section 6.1(e).

“Tax Representations” has the meaning set forth in Section 7.1.

“Tax Representation Survival Period” means the period (if any) during which an assessment, reassessment or other form of recognized document assessing liability for Tax, interest or penalties in respect of any taxation year or other period ending on or before the Closing Date, or within which the Closing Date occurs, under applicable Tax legislation could be issued, (or, in the case of any such assessment or reassessment, until the issues in dispute have been fully resolved) including the period during which any waiver or similar document extending such period is effective.

“Tax Return” means any report, return, election, document, designation, estimated tax filing, declaration or other filing provided to any Taxing Authority with respect to Taxes, including any amendments thereto.

“Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including, without limitation, all federal, state, local, municipal, county, foreign and other income, franchise, profits, capital gains, capital stock, capital structure, transfer, gross receipt, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, Medicare, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Taxing Authority (domestic or foreign), penalties and interest, and any transferee or secondary liability in respect of any tax (whether by law, contractual agreement, tax sharing agreement or otherwise) and any liability in respect of any tax as a result of being a member of any Affiliated Group or otherwise.

“Taxing Authority” means any governmental entity or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Technology Integration Completion” means the completed integration (including, interoperable and compatible combination, inclusion and addition) of the Software’s source code relating to the Company Core Product and object code into the computer program of EmailLabs commercially known and distributed as EmailLabs software brand name, version 4.0 which shall be deemed completed upon the earlier to occur of (a) any public statement by the Company (including its Affiliates) announcing the launch of the integrated product or (b) any licensing or other commercial exploitation (whether or not for valuable consideration) of the integrated product by the Company (including its Affiliates) to any customer or potential customer of the Company (including its Affiliates).

“Technology Integration Completion Date” means 5:00 p.m. Toronto, Ontario time on the six-month anniversary of the Closing Date, or as such date may be extended by mutual consent of Buyer and each of CA and KL.

“Technology Integration Payment Amount” means, subject to Article 7, an amount equal to $187,500 Canadian.

“Terminated Agreements” means each of the agreements listed on Schedule B hereto.

“Third Party Claim” has the meaning set forth in Section 7.5(a).

“Tools” has the meaning set forth in Section 4.12(a)(vi).

“Total Revenues” means the consolidated revenues of Buyer as set forth in the line item entitled Total Revenues in the Future Financial Statements during the First Performance Year or the Second Performance Year, as applicable.

“Trademarks” has the meaning set forth in Section 4.12(a)(vi).

“Trade Secrets” has the meaning set forth in Section 4.12(a)(vi).

“Transaction Costs Releases” means one or more written instruments, each in form and substance reasonably satisfactory to Buyer, and executed by each third party referred to in the Schedule of Estimated Company Transaction Costs containing (i) the bill for the aggregate unpaid fees and expenses of such party incurred by the Company or a Seller or to be incurred by the Company or a Seller in connection with the transactions contemplated by this Agreement (and stating the amount of previously paid fees and expenses) that are or may be characterized as Company Transaction Costs hereunder and (ii) a statement releasing and discharging Buyer and the Company and any of their Affiliates from any liability for any Company Transaction Costs or amounts thereof not specifically referred to in the Schedule of Estimated Company Transaction Costs.

“Transaction Documents” means this Agreement, the CA Employment Agreement, the KL Employment Agreement, the Releases, the Non-Competition Agreements, the Subordination Agreements and any other document, agreement or certificate to be delivered hereunder.

“Transfer Taxes” has the meaning set forth in Section 6.2.

“Working Capital” shall mean the amount that is the difference between (1) Current Assets of the Company and (2) Current Liabilities of the Company, determined in accordance with this Agreement and GAAP applied consistently with the 2005 Balance Sheet.  In calculating the Working Capital, no reserve reflected in the Financial Statements shall be reduced or eliminated except by reason of payment or settlement.

ARTICLE 2.
PURCHASE AND SALE OF SHARES

2.1          Transfer of Shares.  Subject to all of the terms and conditions of this Agreement, at the Closing, the Sellers hereby agree to sell, transfer and convey to Buyer, free and clear of all Encumbrances, and Buyer agrees to purchase and acquire from the Sellers, the Shares.

2.2          Purchase Price.

(a)           The aggregate purchase price for the Shares shall be the sum of the following: (i) the Aggregate Closing Cash Consideration calculated as of the Closing in the manner set forth in Schedule A shall be payable in cash at the Closing in accordance with Section 3.5, (ii) $500,000 Canadian shall be payable in cash, subject to Section 2.4, in accordance with the provisions of Section 2.3(a) (the “Guaranteed Future Payment Amount”), (iii) $750,000 Canadian, which constitutes the Earn Out Payment Amount, shall be payable in cash in accordance with the provisions of Section 2.3 and (iv) the amount of all SR & ED Credit Amounts referred to in Section 6.1(e) below shall be payable in cash forthwith upon receipt by Buyer and/or the Company.

(b)           The Consideration received by the Sellers under this Agreement shall be allocated and shall be paid to the applicable Seller in accordance with the following:  (i) the first $1,000,000 Canadian to the Class X Special Shares, (ii) then, the amount equal to the redemption amount of the Class Y Special Shares, and (iii) then, any additional Consideration to the Common Shares.  The Aggregate Closing Cash Consideration, the Guaranteed Future Payment Amount and the Earn Out Future Payment Amount, if any, and any other payment made to CA and KL under this Agreement on account of their respective ownership of the Class X Special Shares and the Common Shares shall be paid to CA and KL in proportion to the CA Allocation and the KL Allocation, respectively.  Payments made under this Agreement to each Seller shall be paid and distributed to such Seller (or as such Seller may direct) by means of a wire transfer of immediately available funds to an account designated by such Seller to Buyer prior to, on, or after the Closing.  Any decrease in Consideration pursuant to the terms of the Agreement shall be allocated in the reverse order stated in this Section 2.2(b)(i), (ii) and (iii).

(c)           Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to the Sellers pursuant to this Article 2 any amounts as Buyer is required to deduct and withhold with respect to payment under any provision of federal, provincial or foreign Tax law.  If Buyer so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers in respect of which Buyer made such deduction or withholding.

(d)           Any payments made under this Agreement shall be rounded up or down to the nearest whole cent.

2.3          Future Payments.

(a)           Subject to Section 2.3(b), each of Halsey and Buyer agree, jointly and severally, that it shall pay or cause to be paid (without duplication) the (i) Guaranteed Future Payment Amount on the eight-month anniversary of the Closing Date (subject additionally to Section 2.4(b)), (ii) the First Future Payment Amount after completion of the First Performance Year within five days after the earlier to occur of (A) Buyer’s receipt of a notice from the Sellers that the Sellers are waiving any dispute under Section 2.3(e), (B) the expiration of the Notice Period, or (C) the resolution of any dispute pursuant to Section 2.3(e), (iii) the Second Future Payment Amount after the completion of the Second Performance Year within five days after the earlier to occur of (A) Buyer’s receipt of a notice from the Sellers that the Sellers are waiving any dispute under Section 2.3(e), (B) the expiration of the Notice Period, or (C) the resolution of any dispute pursuant to Section 2.3(e), and (iv) the Technology Integration Payment Amount within five calendar days after the Technology Integration Completion if, and only if, the Technology Integration Completion occurs on or before the Technology Integration Completion Date (each payment under clause (i), (ii), (iii) or (iv), a “Future Payment”) to the Sellers.

(b)           It shall be a condition precedent to payment of the First Future Payment Amount hereunder that the Total Revenues of the Company for the period beginning on July 1, 2006 and ending on June 30, 2007 (the “First Performance Year”) be equal to or greater than $1,350,000 Canadian and it shall be a condition precedent to the payment of the Second Future Payment Amount hereunder that the Total Revenues of the Company for the period beginning on July 1, 2007 and ending on June 30, 2008 (the “Second Performance Year”) be equal to or greater than $1,750,000 Canadian.  By way of example, (i) if Total Revenues for the First Performance Year are $2,500,000 Canadian and Total Revenues for the Second Performance Year are $1,500,000 Canadian, then the First Future Payment shall be due and payable as provided above and the Second Future Payment shall not be due hereunder and (ii) if Total Revenues for the First Performance Year are $1,000,000 Canadian and Total Revenues for the Second Performance Year are $3,000,000 Canadian, then the First Future Payment shall not be due hereunder and the Second Future Payment shall be due and payable as provided above.  Buyer shall deliver or cause to be delivered to each Seller the Future Financial Statements for each of the First Performance Year and the Second Performance Year within 10 calendar days after completion of each such Future Financial Statements by the Company.

(c)           In the event that Buyer elects for any reason to divest itself of all business divisions, product lines, or assets to a third party (i.e., not an Affiliate of Buyer) in an arm’s length transaction (by way of a sale or a license) prior to the second anniversary of the Closing Date, then the portion of the Earn Out Payment Amount not yet paid at the time of such divestiture shall be deemed earned and shall be accelerated and paid to the Sellers in accordance with Section 2.2(b).  In the event Buyer elects for any reason to divest itself of a portion of a business division, product line, or asset to a third party (i.e., not an Affiliate of Buyer) in an arm’s length transaction (by way of a sale or license) during the First Performance Year or the Second Performance Year, Total Revenues for purposes of Section 2.3(b) shall be deemed to include the greater of: (i) the consideration received or the value of the consideration receivable by Buyer as a result of such transaction or (ii) the revenue that would have been received by Buyer from such division, product line or asset for the remainder of the two year period based upon average monthly revenue for (y) the six months immediately preceding such transaction or (z) the year ended September 30, 2005, whichever shall be greater, in each case, assuming an annualized growth rate of 10% in the amount of revenues calculated under paragraph (y) or (z) above.  Notwithstanding the foregoing in this Section 2.3(c), in the event that Buyer elects for any reason to divest itself of a business division, product line, or asset to an Affiliate of Buyer during the First Performance Year or the Second Performance Year, including by licensing any entire product line or asset to any such Affiliate, Total Revenues for purposes of Section 2.3(b) shall be deemed to include the revenues generated from such Affiliate directly as a result of such business division, product line or asset.  Buyer agrees to provide timely notice to the Sellers of any such Affiliate transactions contemplated in this Section 2.3(c).  For purposes of the first and second sentences of this Section 2.3(c), an Affiliate of Buyer that acquires assets from Buyer shall be deemed to be Buyer.

(d)           In the event that the employment of either CA or KL is terminated (without Cause, as such term is defined in the CA Employment Agreement and the KL Employment Agreement, respectively) prior to the second anniversary of the Closing Date, then the portion of the Earn Out Payment Amount not yet paid at the time of such termination shall be deemed earned and shall be accelerated and paid in accordance with Section 2.2(b).

(e)           If the Sellers disagree with the Total Revenues reflected in the Future Financial Statements for a particular performance year, then within 60 calendar days (the “Notice Period”) after the Sellers’ receipt of such Future Financial Statements, the Sellers shall notify Buyer of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement; provided, however, that the basis for any such disagreement shall be limited to an objection on the basis that the Total Revenues reflected in the Future Financial Statements were not determined in accordance with GAAP or that GAAP was not applied in the Future Financial Statements in a manner consistent with the financial statements of the Company for the year ended September 30, 2005.  Unless the Future Financial Statements reflect that Total Revenues exceed $1,350,000 Canadian for the First Performance Year and $1,750,000 Canadian for the Second Performance Year, during the Notice Period, each of the Sellers (either directly or through their respective representative(s)) shall have full access to all books and records of Buyer and its consolidated subsidiaries reflecting the computation of Total Revenues, and all supporting information related thereto, including but not limited to books and records necessary to compute any adjustments pursuant to Section 2.3(c) immediately above; provided that any such Seller that reviews the books and records of the Company and/or its Affiliates and such Seller’s representative(s) and Affiliates shall keep all such information confidential. In the event that the Sellers do not provide a Notice of Disagreement within the Notice Period, the Sellers shall be deemed to have accepted in full the amount of Total Revenues reflected in the Future Financial Statements as prepared by Buyer, which shall be final, binding and conclusive for all purposes hereunder.  In the event that any Notice of Disagreement is timely provided, Buyer and the Sellers shall use commercially reasonable efforts for a further period of 30 calendar days following receipt by Buyer of such Notice of Disagreement (or such longer period as they may mutually agree) to resolve any disagreements.  If, at the end of such further 30 calendar day period, Buyer and the Sellers are unable to resolve such disagreements, then the Toronto, Ontario office of PricewaterhouseCoopers LLP or, failing such accounting firm’s willingness to so serve, such other independent accounting firm of recognized national standing as may be mutually selected by Buyer and the Sellers shall resolve any remaining disagreements; provided, however, if Buyer and the Sellers are unable to so agree within five (5) calendar days after PricewaterhouseCoopers informs either Buyer or the Sellers of its unwillingness to so serve (the “Decline Date”), then within 10 calendar days after the Decline Date, each of Buyer and the Sellers shall select an office of an independent accounting firm of recognized national standing and such two firms shall, within 15 calendar days after the Decline Date, then select a third independent accounting firm of recognized Canadian national standing to resolve any remaining disagreements (any such accountants selected pursuant to this Section 2.3(e), the “Dispute Resolution Accounting Firm”).  Buyer and the Sellers will enter into reasonable and customary arrangements for the services to be rendered by the Dispute Resolution Accounting Firm under this Section 2.3(e).  The Dispute Resolution Accounting Firm shall determine as promptly as practicable (and in any event within 30 calendar days from the date that the dispute is submitted to it), to what extent (if any) the Total Revenues reflected in the Future Financial Statements require adjustment, limiting its review, however, only to the disagreements submitted in the Notice of Disagreement.  The Dispute Resolution Accounting Firm shall only resolve each disagreement by choosing an amount within the range of the amounts submitted by Buyer and the Sellers for such disagreement.  The determination by the Dispute Resolution Accounting Firm shall be final, binding and conclusive on the parties.  The costs, fees and expenses of the Dispute Resolution Accounting Firm shall be borne proportionately by Buyer and the Sellers (jointly and severally) to the extent that Buyer’s and the Sellers’ determination differs from the Dispute Resolution Accounting Firm’s determination (e.g., if the Sellers’ determination were 200, Buyer’s determination were 100 and the Dispute Resolution Accounting Firm’s determination were 160, the Sellers (jointly and severally) would pay or cause to be paid 40% of the Dispute Resolution Accounting Firm’s costs, fees and expenses and Buyer would pay or cause to be paid 60% of such costs, fees and expenses).

(f)                                    Each of the Sellers acknowledges and agrees that the Guaranteed Future Payment Amount and the Earn Out Payment Amount (but not the Aggregate Closing Cash Consideration or the SR & ED Credit Amount) is subject to offset pursuant to Section 7.4.

(g)                                 The parties hereto acknowledge and agree that the obligation of Buyer to make Future Payments (i) is an integral part of the Consideration, (ii) is not secured by any mortgage, lien, pledge, charge, financing statement, security interests, hypothecation, or other security device of any type; (iii) is a contractual right only, and shall not be evidenced by a certificate or other instrument; (iv) shall not bear any interest, except that the Future Payments, if unpaid by the dates specified in Section 2.3(a), shall accrue interest at a rate of eight percent (8%) per annum of interest until such date that such Future Payment has been made; (v) shall not give rise to any voting rights or rights to receive any dividends declared or paid by Buyer or the Company; and (vi) does not represent an equity or ownership interest in Buyer or the Company.

(h)                                 The right of any Seller to receive a Future Payment shall not be assignable or otherwise transferable by such Seller, except by will, upon death or by operation of law.

(i)                                     Each of the Sellers acknowledges and agrees that the Guaranteed Future Payment Amount and each Earn Out Payment Amount is subordinate and subject in right of payment, priority and collection to any senior indebtedness of Halsey and any of its subsidiaries (the “Senior Indebtedness”) to the fullest extent provided in the Subordination Agreement.  Notwithstanding the immediately preceding sentence, the Sellers shall be entitled to receive the Guaranteed Future Payment Amount and each Earn Out Payment Amount under and in strict accordance with the terms and conditions of this Section 2.3 provided that no Event of Default (as defined in the agreements governing the Senior Indebtedness) has occurred under the agreements governing the Senior Indebtedness which is continuing or would exist immediately after giving effect to such payment.  Buyer agrees promptly to notify the Sellers of the occurrence of any Event of Default upon receipt of notice of the Event of Default from the lender under the Senior Indebtedness.

(j)                                     Halsey covenants and agrees that Halsey and its subsidiaries (on a consolidated basis) will not incur Senior Indebtedness that exceeds 3.5 times the trailing twelve month EBITDA of Halsey and its subsidiaries (on a consolidated basis).  As used herein, “EBITDA” means the consolidated earnings of Halsey and its subsidiaries before interest, taxes, depreciation and amortization; provided, that any calculation of EBITDA for purposes hereof shall exclude (without duplication):  (i) any Company Transaction Costs; (ii) any payments (whether in the form of principal, interest or otherwise) to any provider to Buyer or its Affiliates of financing in connection with (A) the consummation of the transactions contemplated by this Agreement, (B) any recapitalization or reorganization of Halsey or its subsidiaries, (C) any merger or acquisition transaction, or (D) providing working capital following the Closing, and any expenses incurred in connection with any of the foregoing; (iii) any extraordinary expenses and losses; (iv) if, after the Closing, new accounting, computer or other office information technology systems, or major changes in any existing information technology systems or operations, are introduced, the cost of such systems or changes and any expenses associated therewith; (v) any net losses in respect of asset dispositions other than sales of inventory in the ordinary course of business; (vi) any charges for equity-based compensation (including, without limitation, for employee stock options); and (vii) any Indemnifiable Losses incurred by a Buyer Indemnitee pursuant to Article 7 of this Agreement and any indemnification payments received related thereto.  As used herein, “incur” means, with respect to any debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, guarantee or become liable in respect of such debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such debt or obligation on the balance sheet of such Person; provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as debt, becoming debt shall not be deemed an incurrence of such debt.

(k)                                  Halsey and Buyer covenant and agree that neither will effectuate an amalgamation, merger, or similar business combination with the other prior to the payment by Buyer (or Halsey, if applicable) of any amount of Consideration, to the extent such amount of Consideration is earned, to the applicable Sellers.

2.4                               Post-Closing Adjustment of Consideration.  The Consideration payable to the Sellers pursuant to this Article 2 shall be subject to adjustment as follows:

(a)                                  Post-Closing Adjustment Procedure.

(i)                                     After the Closing, Buyer shall prepare a balance sheet as of 11:59 p.m. (Toronto, Ontario time) on the date immediately preceding the Closing Date (the “Final Closing Date Balance Sheet”) of the Company in accordance with this Agreement and GAAP.  The Final Closing Date Balance Sheet shall set forth the actual amounts of (A) Cash, (B) Working Capital and (C) Debt and shall be accompanied by the Final Tax Adjustment Statement.  Buyer shall deliver to the Sellers the Final Closing Date Balance Sheet and the Final Tax Adjustment Statement (together with copies of all underlying working papers and other documentation reasonably requested by the Sellers or their advisors) within 75 calendar days following the Closing Date.

(ii)                                  If the Sellers disagree in whole or in part with the Final Closing Date Balance Sheet and/or the Final Tax Adjustment Statement, then within 30 calendar days after their receipt of the Final Closing Date Balance Sheet and the Final Tax Adjustment Statement, they shall notify Buyer of such disagreement in writing (the “Post-Closing Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement; provided, however, that any such objection shall be limited to any failure on the part of Buyer to prepare the Final Closing Date Balance Sheet and/or the Final Tax Adjustment Statement in accordance with this Agreement and to mathematical or similar errors.  To be effective, any such Post-Closing Notice of Disagreement shall include a copy of the Final Closing Date Balance Sheet and Final Tax Adjustment Statement marked to indicate those specific items that are in dispute (the “Disputed Line Items”) and shall be accompanied by the Sellers’ calculation of each of the Disputed Line Items and the Sellers’ revised Final Closing Date Balance Sheet and revised Final Tax Adjustment Statement setting forth their determination of Cash, Debt, Working Capital and the Closing Income Tax Amount.  To the extent the Sellers provide a Post-Closing Notice of Disagreement within such 30 calendar-day period, all items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder.  In the event that the Sellers do not provide a Post-Closing Notice of Disagreement within such 30 calendar-day period, the Sellers shall be deemed to have accepted in full the Final Closing Date Balance Sheet and the Final Tax Adjustment Statement as prepared by the Company, which shall be final, binding and conclusive for all purposes hereunder.

(iii)                               In the event any Post-Closing Notice of Disagreement is timely provided and contains the proper information as aforesaid, Buyer and the Sellers shall use commercially reasonable efforts for a further period of 15 calendar days (or such longer period as they may mutually agree) to resolve any Disputed Line Items.  During such further 15 calendar day period, Buyer and the Sellers shall have access to the working papers, schedules and calculations and other documentation reasonably requested of the other used in the preparation of the Final Closing Date Balance Sheet, the Final Tax Adjustment Statement and the Post-Closing Notice of Disagreement.  If, at the end of such further period, Buyer and the Sellers are unable to resolve such Disputed Line Items, then the Toronto, Ontario office of PricewaterhouseCoopers LLP or, failing such office’s willingness to so serve, such other independent accounting firm of recognized Canadian national standing as may be mutually selected by Buyer and the Sellers, shall resolve any remaining Disputed Line Items; provided, however, if Buyer and the Sellers are unable to so agree within 5 calendar days after PricewaterhouseCoopers informs either Buyer or the Sellers of its unwillingness to so serve (the “PWC Decline Date”), then within 10 calendar days after the PWC Decline Date, each of Buyer and the Sellers (jointly) shall select an office of an independent accounting firm of recognized Canadian national standing and such two firms shall, within 15 calendar days after the PWC Decline Date, then select a third independent accounting firm of recognized Canadian national standing to resolve any remaining Disputed Line Items (any such accountants selected pursuant to this Section 2.4 to resolve Disputed Line Items, the “Settlement Accountants”).  Buyer and the Sellers will enter into reasonable and customary arrangements for the services to be rendered by the Settlement Accountants under this Section 2.4.  The Settlement Accountants shall determine as promptly as practicable (and in any event within a further 30 calendar days from the date that the dispute is submitted to it), whether the Final Closing Date Balance Sheet and the Final Tax Adjustment Statement were prepared in accordance with this Agreement and whether and to what extent (if any) the Final Closing Date Balance Sheet and/or the Final Tax Adjustment Statement requires adjustment, limiting its review, however, only to the Disputed Line Items so submitted to it.  The Settlement Accountants shall only resolve each Disputed Line Item by choosing the amounts submitted by either Buyer or the Sellers for such Disputed Line Item.  Buyer and the Sellers shall each furnish to the Settlement Accountants such working papers and other documents and information relating to the disputed issues, and shall provide interviews and answer questions, as such Settlement Accountants may reasonably request.  The determination of the Settlement Accountants shall be final, conclusive and binding on the parties.  The fees and expenses of the Settlement Accountants shall be paid one half by each of Buyer and the Sellers (jointly and severally).

(iv)                              The Final Closing Date Balance Sheet and the Final Tax Adjustment Statement (as accepted by the Sellers pursuant to clause (ii) above or as agreed upon by the Sellers and Buyer or as determined by the Settlement Accountants pursuant to clause (iii) above) shall be the “Final Closing Date Balance Sheet” and “Final Tax Adjustment Statement.”

(b)                                 Post-Closing Consideration Adjustment.  The Aggregate Closing Cash Consideration shall be adjusted, upwards or downwards, as follows:

(i)                                     If the Final Adjustment Amount is a negative number, then (A) the Aggregate Closing Cash Consideration shall be adjusted downwards in an amount equal to the absolute value of the Final Adjustment Amount (the “Buyer Final Balance Sheet Reduction Amount”) and (B) Buyer shall have the rights and responsibilities with respect to the Buyer Final Balance Sheet Reduction Amount as are provided in Article 7.

(ii)                                  If the Final Adjustment Amount is a positive number, then (A) the Aggregate Closing Cash Consideration shall be adjusted upwards in an amount equal to the Final Adjustment Amount (the “Buyer Final Balance Sheet Adjustment Payment Amount”) and (B) Buyer shall pay or cause to be paid to the Sellers the Buyer Final Balance Sheet Adjustment Payment Amount (if any) in accordance with Section 2.2(b).

(iii)                               Amounts to be paid pursuant to subclause (i) and (ii) above shall bear interest from the Closing Date to the date of such payment at a rate equal to 5% per annum.

(iv)                              Payments in respect of subclause (i) and (ii) above shall be made within three Business Days of the determination of the Final Closing Date Balance Sheet pursuant to this Section 2.4 by wire transfer of Canadian dollars in immediately available funds to such account or accounts as may be designated in writing by each Seller at least two Business Days prior to such payment date.

ARTICLE 3.
SIGNING AND CLOSING

3.1                               Closing; Effective Time.  When all deliveries required under Section 3.2 and Section 3.3 have been made, the closing (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201, on the date hereof (or at such other place or manner as agreed upon by the parties hereto) (the “Closing Date”).  The transfer of the Shares shall be deemed to have become effective when all deliveries required under Section 3.2 and Section 3.3 have been made (the “Effective Time”).

3.2                               Buyer Deliveries.  Concurrently with the execution of this Agreement, Buyer shall deliver or cause to be delivered to each of the Sellers:

(a)                                  the Buyer Closing Certificate, dated the Closing Date, a form of which is attached hereto as Exhibit E;

(b)                                 an opinion of Bennett Jones LLP, Canadian counsel to Buyer, dated the Closing Date, a form of which is attached hereto as Exhibit G-1;

(c)                                  a counterpart to each Non-Competition Agreement in substantially the form attached hereto as Exhibit D;

(d)                                 a counterpart to each Release in substantially the form attached hereto as Exhibit A; and

(e)                                  a counterpart to the Subordination Agreement in substantially the form attached hereto as Exhibit H.

3.3                               The Sellers Deliveries.  Concurrently with the execution of this Agreement, the Sellers shall deliver or cause to be delivered to Buyer:

(a)                                  the Sellers Closing Certificate dated the Closing Date, a form of which is attached hereto as Exhibit F;

(b)                                 the Estimated Closing Balance Sheet;

(c)                                  an Accounts Receivable Aging Schedule;

(d)                                 the Estimated Tax Adjustment Statement;

(e)                                  the Schedule of Estimated Company Transaction Costs;

(f)                                    the Certificates;

(g)                                 a Stock Power in proper form for transfer executed by each of CA, KL, CA Holdco and KL Holdco;

(h)                                 an opinion of Wilson Vukelich LLP, counsel to the Sellers, dated the Closing Date, a form of which is attached hereto as Exhibit G-2;

(i)                                     a counterpart to each Release, executed by each of the Sellers, in substantially the form attached hereto as Exhibit A;

(j)                                     the CA Employment Agreement (executed by the Company and CA) and the KL Employment Agreement (executed by the Company and KL), each substantially in the form attached hereto as Exhibit B and Exhibit C, respectively;

(k)                                  a counterpart to each Non-Competition Agreement in substantially the form attached hereto as Exhibit D;

(l)                                     resignations of the directors of the Company and such officers as requested by Buyer;

(m)                               evidence reasonably satisfactory to Buyer of the replacement of the bank account signatories of the Company with Buyer’s designees;

(n)                                 evidence reasonably satisfactory to Buyer that the Company and the Sellers have terminated each of the Terminated Agreements;

(o)                                 the Transaction Costs Releases; and

(p)                                 a counterpart to the Subordination Agreement, executed by each of the Sellers, in substantially the form attached hereto as Exhibit H.

3.4                               Mutual Deliveries.  Concurrently with the execution of this Agreement, the parties hereto shall jointly prepare and deliver to each other in good faith an itemized schedule containing a calculation of the adjustments to the Aggregate Closing Cash Consideration set forth in Article 2, in the form attached hereto as Schedule A.

3.5                               Closing Payments.  Immediately after the Effective Time, Buyer shall pay or deposit or cause to be paid or deposited, as the case may be, the following amounts by wire transfers of immediately available funds:

(a)                                  To the Sellers the Aggregate Closing Cash Consideration in accordance with Section 2.2(b) via a wire transfer of immediately available funds to the Sellers’ legal counsel’s trust account.

(b)                                 To such account(s) set forth on the Schedule of Estimated Company Transaction Costs, the estimated Company Transaction Costs that remain outstanding as of the

Closing Date (collectively, the sum of such payments for all payees of Company Transaction Costs being hereinafter referred to as the “Paid Company Transaction Costs”).

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF
THE SELLERS

The Sellers, jointly and severally, represent and warrant to Buyer as follows:

4.1                               The Sellers.  Each of CA Holdco and KL Holdco is duly incorporated, validly existing and in good standing under the OBCA.  Chris Adams is an individual, age 33, resident in Canada.  Krista Lariviere is an individual, age 32, resident in Canada.  Each of the Sellers has the power and authority, including full legal capacity, to execute, deliver and perform this Agreement, each of the other Transaction Documents and each other agreement, instrument and document to be executed and delivered by such Seller in connection herewith and therewith, and to consummate the transactions contemplated by this Agreement.

4.2                               Corporate Status.

(a)                                  The Company is duly amalgamated, validly existing and in good standing under the OBCA and (i) has all requisite corporate power and authority to own, operate, use or lease its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to have such power and authority or to be so qualified, licensed or authorized would not, individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect.  Section 4.2(a) of the Disclosure Schedule lists all jurisdictions in which the Company is qualified to do business.

(b)                                 Other than as listed on Section 4.2(b) of the Disclosure Schedule, the Company does not have any subsidiaries or directly or indirectly, own any interest in any corporation, partnership, limited liability company, limited partnership, joint venture or other business association or entity, foreign or domestic.

(c)                                  The Company has delivered to Buyer a copy of the articles of its amalgamation and bylaws (or similar organization document), as amended, each copy being complete and correct and in full force and effect on the date hereof, and no amendments or modifications have been filed, recorded or are pending or contemplated thereto.

4.3                               Authority.  This Agreement, each of the other Transaction Documents and each other agreement, instrument and document to be executed and delivered by any of the Sellers in connection herewith and therewith has been (or will be) duly executed and delivered by such Seller, has been (or will be) duly authorized by all necessary action of such Seller and is a legal, valid and binding obligation of such Seller, enforceable against such Seller by Buyer in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

4.4                               No Other Agreement to Purchase.  No Person other than Buyer has any written or oral agreement or option or any right or privilege (whether by law, preemptive or contract) capable of becoming an agreement, option, right or privilege for the purchase or acquisition from any Seller of any of the Shares.

4.5                               Ownership of Shares.  Each of CA and KL own 50 per cent of each of the Common Shares and the Class X Special Shares.  Each of CA Holdco and KL Holdco own 50 per cent of the Class Y Special Shares.  The Sellers are the record and beneficial owners of the Shares, with good and marketable title thereto, free and clear of any Encumbrance.  Upon Buyer’s acquisition of the Shares at the Closing pursuant to the terms and conditions of this Agreement, Buyer will acquire 100% of the Outstanding Shares free and clear of any Encumbrance.  All of the Outstanding Shares (A) are duly authorized and validly issued and are fully paid and nonassessable, (B) are not subject to any preemptive rights, (C) have not been issued in violation of any preemptive rights and (D) have not been issued in violation of any federal or state securities Laws.

4.6                               No Conflict; Consents; Approvals.  Prior to the date hereof, neither the Company nor any subsidiary of the Company has been a party to a recapitalization of share capital or an amalgamation, that conflicted with or violated any Law applicable to the Company or any subsidiary of the Company or any assets, properties or businesses of the Company or a subsidiary of the Company and no such recapitalization of share capital or amalgamation has otherwise violated, conflicted with or resulted in a breach of any agreement of the Company or any subsidiary of the Company.  Except as set forth in Section 4.6 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement and the other Transaction Documents by the Sellers nor the consummation by the Sellers of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in the breach of any term or provision of the articles of amalgamation or bylaws of the Company, (b) conflict with or violate any Law applicable to the Company or any of its assets, properties or businesses or any judgment, order, decree, stipulation, injunction, charge or other restriction of any Governmental Authority to which the Company is subject (except that any violation of the PIPEDA that occurred as a result of a disclosure by the Company or a Seller in connection with a due diligence request made by Buyer during the course of negotiating this Agreement shall not constitute a breach of the representation or warranty contained in this Section 4.6) or (c) conflict with or violate, result in the breach of any term or provision of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of payment, consent, purchase, termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Outstanding Shares or on any of the material assets or properties of the Company pursuant to any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, franchise, Permit, voting trust or voting agreement, stockholder agreement, proxy, organizational agreement or document, or Material Contract except for, in the case of clauses (b) and (c), such violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration, suspension, revocation or cancellation or creation of any Encumbrance which would not, individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect.  Except for those required filings, registrations, consents and approvals listed in Section 4.6 of the Disclosure Schedule, no filing or registration with, or notice to, and no Permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary or required in connection with the execution and delivery of this Agreement and the other Transaction Documents by the Sellers or for the consummation by the Sellers of the transactions contemplated hereby and thereby.

4.7                               Capitalization.

(a)                                  Set forth in Section 4.7(a) of the Disclosure Schedule are the authorized and outstanding shares of capital stock of the Company.  Other than the Common Shares, Class X Special Shares and Class Y Special Shares of the Company set forth in Section 4.7(a) of the Disclosure Schedule, there are no other outstanding equity securities of the Company, including options, warrants or other rights to subscribe for, purchase or acquire from any such entity any capital stock of such entity or securities convertible into or exchangeable for capital stock of such entity.  The securities set forth in Section 4.7(a) of the Disclosure Schedule constitute all of the issued and outstanding equity securities of each of the Company, GP and LP.  Section 4.7(a) of the Disclosure Schedule sets forth a true, correct and complete list of all directors and executive officers of the Company, GP and LP.

(b)                                 Except as set forth in Section 4.7(a) of the Disclosure Schedule, there are (i) no outstanding obligations or other rights, agreements, arrangements or commitments of any kind relating to share capital or the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the such entity, and (ii) no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.  There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which holders of capital stock of, or equity interests in, the Company have the right to vote.

4.8                               Financial Statements; Debt.

(a)                                  The Sellers have delivered to Buyer true, complete and correct copies of (i) the unaudited consolidated balance sheet as of September 30, 2005 and related statements of operations, changes in stockholders’ equity and changes in financial position for the Company for the twelve-month period ended September 30, 2005, and the related notes thereto prepared on a Notice to Reader basis (collectively, the “Prior Financial Statements”), and (ii) the unaudited consolidated balance sheet as of March 31, 2006 and related statements of operations, changes in stockholders’ equity and changes in financial position for the Company, and the related notes thereto prepared on a Notice to Reader basis (the “2006 Financial Statements”) for the 6-month period then ended (the Prior Financial Statements and the 2006 Financial Statements shall collectively be referred to as the “Financial Statements”).  The March 31, 2006 balance sheet is referred to herein as the “Reference Balance Sheet.”

(b)                                 The Financial Statements, together with the notes thereto, have been  (to the Knowledge of the Sellers) prepared in accordance with GAAP and fairly present in all material respects (except as may be disclosed in Section 4.8(b) of the Disclosure Schedule) the financial condition and the results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby, except that the 2006 Financial Statements do not (to the Knowledge of the Sellers) contain all notes required by GAAP and are subject to normal year-end adjustments consistent in amounts with the Prior Financial Statements and are subject to any adjustments required to be made in relation to any SR & ED Credit Amount matters.

(c)                                  The Company does not have any outstanding Debt, other than Debt that is set forth in Section 4.8 of the Disclosure Schedule.

(d)                                 All Affiliate Indebtedness reflected in the Reference Balance Sheet and all Affiliate Indebtedness of the Company that has arisen since the date of the Reference Balance Sheet (i) represents bona fide amounts due to the Company from the obligors thereof, (ii) is an uncontested, unconditional obligation of the obligors thereof and is not in dispute or subject to any valid defense, offset, counterclaim, right of return or agreement which varies the terms thereof, and (iii) will be paid in full in accordance with its terms.

4.9                               Real Property.

(a)                                  The Company does not own and has never owned any real property.

(b)                                 The real property demised by the leases set forth in Section 4.9 of the Disclosure Schedule constitutes all of the real property leased by the Company.  Section 4.9 of the Disclosure Schedule sets forth, with respect to the leased real property, (i) the street address of each parcel of leased real property, (ii) the identity of the lessor and lessee of each such parcel of leased real property, (iii) the expiration date of the lease pertaining to each such parcel of leased real property, and (iv) the amount of monthly or annual rent payable by the lessee to the lessor of such real property (the real property underlying the leases disclosed pursuant to this Section 4.9(b) shall be referred to as the “Leased Real Property”).

(c)                                  Each lease described in Section 4.9 of the Disclosure Schedule is a valid and binding obligation of the lessee thereto and is in full force and effect without amendment and the Company enjoys peaceful and undisturbed possession thereunder.  Except as otherwise described in Section 4.9 of the Disclosure Schedule, the Company is not, and to the Knowledge of the Sellers, no other party is, in default under any lease described in Section 4.9 of the Disclosure Schedule and to each Seller’s Knowledge, no condition exists which could reasonably be expected to cause a default under any lease described in Section 4.9 of the Disclosure Schedule.  All leasehold interests described in Section 4.9 of the Disclosure Schedule (including the improvements thereon) are available for immediate use in the conduct of the business and operations of the Company as currently conducted.

(d)                                 The Company does not use any real property except the Leased Real Property pursuant to the leases set forth in Section 4.9 of the Disclosure Schedule.

4.10                        Title to and Sufficiency of Assets; Liens.

(a)                                  Except as disclosed in Section 4.10 of the Disclosure Schedule, the Company owns, leases or has the legal right to use, pursuant to the Material Contracts disclosed in Section 4.11(a), all the properties and assets used by the Company in the operation of its respective business, including, without limitation, the assets reflected in the Reference Balance Sheet (except for inventory or other assets disposed of in the ordinary course of business as presently conducted) (all such properties and assets being the “Assets”) and in each case subject to no Encumbrances, except Permitted Encumbrances.

(b)                                 All tangible assets owned or used by the Company in the operation of its respective business (including all assets held by the Company under leases and licenses), taken as a whole, are in good operating condition and repair for assets of like type and age, subject to ordinary wear and tear, and are adequate for the continued conduct of such business as currently conducted, and as currently proposed to be conducted.

4.11                        Material Contracts.

(a)                                  Section 4.11(a) of the Disclosure Schedule contains a correct and complete list of all Material Contracts (and all amendments, modifications and supplements thereto) to which the Company is a party or by which any of the properties or assets of the Company is bound as of the date hereof.  As used herein, “Material Contracts” means, whether written or oral, each of the following:

(i)                                     each agreement or arrangement of the Company that requires the payment or incurrence of liabilities, or the rendering of services, by the Company of more than $25,000.00 Canadian or that has a duration in excess of one year (excluding purchase orders entered into in the ordinary course of business consistent with past practice);

(ii)                                  each partnership, joint venture or other similar agreement;

(iii)                               each agreement, arrangement, contract or commitment restricting or otherwise affecting the ability of the Company to compete in any jurisdiction, or by which another Person has agreed not to compete with the Company in any jurisdiction;

(iv)                              each employment, product design or development, assignment of invention, personal services, consulting, non-competition, non-disclosure, retention, severance, bonus, golden parachute, or indemnification agreement that is executory or under which the Company has any outstanding or potential obligation;

(v)                                 each agreement for the sale of a material amount of Assets or a sale of stock and which was executed within the prior two years of the date hereof;

(vi)                              each distribution agreement currently in effect;

(vii)                           each agreement granting rights of first refusal or first negotiation;

(viii)                        each lease, rental or occupancy agreement, installment and conditional sale agreement, and any other agreement affecting the ownership of, or leasing of, title to or use of any real properties;

(ix)                                each indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment relating to Debt;

(x)                                   each collective bargaining agreement or other agreement with any labor union;

(xi)                                each Plan, including all single employer or multiemployer pension, profit sharing, retirement, bonus, vacation, option, annuity, bond purchase, deferred compensation, group life, health and accident insurance and other welfare benefit plans, agreements, arrangements, or commitments, whether or not legally binding;

(xii)                             each agreement pursuant to which the Company has agreed to settle any liability for Taxes or agreed to shift or allocate the liability of the Company or any other Person for Taxes;

(xiii)                          each agreement involving the licensing of Intellectual Property used by the Company (excluding “clickwrap” or “shrinkwrap” agreements or agreements for readily available off the shelf software, or the terms of use or service for any publicly available website), including, but not limited to, all agreements whereby the Company has been licensed, has licensed or sublicensed, is obligated to pay any royalty or other fee for the use of or right to use, or any third party (including any current or former employee or officer of the Company) has retained, acquired or licensed the right to use, any Intellectual Property owned or used by the Company;

(xiv)                         all agreements to which the Company and (A) any Seller or any director or executive officer of the Company or (B) any Affiliate of the Company, any Affiliate of a Seller, or any Affiliate of any director or executive officer of the Company is a party;

(xv)                            all powers of attorney;

(xvi)                         all agreements either (A) requiring any payments or (B) the terms of which provide for an increase in the amount of any payment, in either case solely because of the execution of this Agreement or the consummation of the transactions contemplated hereby; and

(xvii)                      each other existing agreement, not otherwise covered by clauses (xviii) through (xvi), that is material to the business of the Company or that was not entered into in the ordinary course of business as presently conducted.

(b)                                 Set forth in Section 4.11(b) of the Disclosure Schedule is a list of each standard contract, including “clickwrap” or “shrinkwrap,” for the sale of the Company Core Product.  Set forth in Section 4.11(b) of the Disclosure Schedule is a list of all contracts between the Company and its 10 largest customers (based on sales during the calendar year 2005) pertaining to the products/services listed in the immediately preceding sentence that are not in the standard form set forth in Section 4.11(b) of the Disclosure Schedule.

(c)                                  Except as disclosed in Section 4.11(c) of the Disclosure Schedule:

(i)                                     neither the Company nor, to the Knowledge of each of the Sellers, any other party to a Material Contract, is in material breach thereof or default thereunder, or has given notice of breach or default to any other party thereunder;

(ii)                                  neither the Company nor, to the Knowledge of each of the Sellers, any other party to a Material Contract, is seeking to renegotiate such Material Contract;

(iii)                               no rights to terminate, renegotiate or modify any Material Contract will arise as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; and

(iv)                              each Material Contract is valid and binding on the Company and, to the Knowledge of each of the Sellers, each counterparty thereto in accordance with its terms, and each Material Contract is in full force and effect, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights, and the Company has performed in all material respects all obligations required to be performed by it and, to the Knowledge of the Sellers, each other party thereto has performed in all material respects all obligations required to be performed by it.

(d)                                 The Sellers have caused the Company to make available to Buyer a correct and complete copy of each written Material Contract (including all amendments thereto) listed in Section 4.11(a) of the Disclosure Schedule and each contract listed on Section 4.11(b) of the Disclosure Schedule.

4.12                        Intellectual Property.

(a)                                  Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)                                     “Company Intellectual Property” shall mean any Intellectual Property, including the Company Registered Intellectual Property, that is either used in the conduct of the business of the Company (including research and development activities) as currently conducted by the Company or otherwise owned by the Company.

(ii)                                  “Company-Owned Intellectual Property” shall mean any Company Intellectual Property that is owned or purportedly owned, or exclusively licensed to, the Company.

(iii)                               “Company Products” means hardware, software and other products or services that have been or are produced, marketed, licensed, sold, imported, distributed or performed by or on behalf of the Company, and products and services currently under development by or on behalf of the Company.

(iv)                              “Company Registered Intellectual Property” shall mean any and all of the following, including United States, Canadian and other international and foreign, which are owned (in whole or in part) by, registered or filed in the name of, or applied for, by the Company: (A) Patents; (B) Trademarks; (C) Copyrights; and (D) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public legal authority or Governmental Authority at any time.

(v)                                 “Company Source Code” means, collectively, any material Software or confidential manufacturing specifications or designs, any material portion or aspect thereof, or any material proprietary information or algorithm contained in any Software or confidential manufacturing specifications or designs, of any Company Products.

(vi)                              “Intellectual Property” shall mean all intellectual property rights (common law, statutory or otherwise) and all United States, Canadian and other foreign and state registrations and applications for intellectual property rights, including:  (A) trademarks, service marks, trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefore and domain names (“Trademarks”); (B) patents, provisional patents and utility models and applications therefor, all reissues, divisions, re-examinations, renewals, extensions, continuations, and continuations in part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures, invention certificates, and the like (“Patents”); (C) copyrights, copyright registrations and applications therefor, all database rights, mask work rights and other rights corresponding thereto throughout the world (“Copyrights”); (D) all proprietary and confidential information, including technical data, customer and supplier lists and other rights in privacy, trade secrets, know-how and techniques (“Trade Secrets”); (E) all registered and unregistered design rights and industrial designs and any pending registrations and applications therefor throughout the world (“Designs”); (F) all rights in world wide web addresses or uniform resource locators and domain names and applications and registrations therefor (“Internet Properties”); (G) Moral Rights; (H) any works of authorship, including computer programs, algorithms, routines, source code and executable code, whether embodied in firmware, software or otherwise, documentation, designs, design elements, graphic user interface, order of operations, information presentation strategies, so-called “look and feel” files, software structure or architecture depictions, diagrams, flow-charts, computer programming notes and development records and associated data (“Software”); (I) inventions (whether or not patentable), discoveries, improvements, customizations, enhancements, modifications, derivative works and other technology (“Improvements”); (J) databases, data compilations and collections and technical data (“Data”); (K) tools, methods, processes, devices, prototypes, schematics, chip design, bread boards, integrated circuit topography, net lists, mask works, test methodologies and test results as well as hardware and Software development tools (“Tools”); (L) any and all releases, versions, works-in-progress and instantiations of all the foregoing in any form and embodied in any media; and (M) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(vii)                           “IP Licenses” shall mean the contracts to which the Company is a party with respect to any Intellectual Property licensed to or by, or created for or by, the Company.

(viii)                        “Moral Rights” means any right to be associated with the authority of any work or creation, to protect the integrity of any work or creation, to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to any work or creation, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a so-called “moral right”.

(ix)                                “Open Source Materials” means all Software or other material that is distributed under licensing or distribution terms which may require disclosure of source code of any modifications, changes or combinations (e.g. the GNU General Public License and the GNU Lesser Public License).

(x)                                   “Privacy Policies” means all privacy, data protection and similar policies adopted or used by the Company in respect of Personal Information, including any complaints process.

(xi)                                “Personal Information” means the type of information regulated by the applicable Laws, including without limitation the Personal Information Protection and Electronic Documents Act (Canada), and collected, used or disclosed by the Company including, without limitation, information about an identifiable individual, such as an individual’s name, address, age, gender, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records.

(b)                                 Ownership.

(i)                                     The Company owns, has a valid license to use, or otherwise has the right to use each item of Intellectual Property as currently used (or if not currently used, as held for use) in the business of the Company, free and clear of all Encumbrances (except Permitted Encumbrances).  The Company Intellectual Property constitutes all the Intellectual Property used in or necessary to, or would be infringed by, the conduct of the business of the Company as it currently is conducted, including the operation, design, development, manufacture, use, import, distribution and sale of Company Products.  The Company has not permitted the Company’s rights in Company-Owned Intellectual Property used in the operation of its business to lapse or enter the public domain.

(ii)                                  In each case in which the Company has acquired any Intellectual Property from any Person (including all current and former employees, individual consultants and independent contractors of the Company who independently or jointly contributed to the conception, reduction to practice, creation or development of any of the Company-Owned Intellectual Property), the Company has obtained a valid and enforceable assignment sufficient to irrevocably (A) transfer all rights in and to all such Intellectual Property (including the right to seek past and future damages with respect thereto) to the Company; and (B) waive any Moral Rights.

(iii)                               All Company-Owned Intellectual Property was written and created solely by either (A) employees acting within the scope of their employment or (B) third parties who have validly and irrevocably assigned all of their rights, including rights related to Intellectual Property, to the Company and have irrevocably waived all Moral Rights with respect thereto.  No third party owns or has any rights to any Company-Owned Intellectual Property.

(c)                                  Registered and Unregistered Intellectual Property.

(i)                                     Section 4.12(c)(i) of the Disclosure Schedule is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any applications, proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) and the Canadian Intellectual Property Office ( the “CIPO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

(ii)                                  Each item of Company Registered Intellectual Property is currently in compliance with all Laws and is valid and subsisting (or in the case of applications, applied for) and all documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark, Internet, or other authorities in the United States, Canada or other foreign jurisdictions, as the case may be, for the purposes of applying for, perfecting, prosecuting and maintaining such Company Registered Intellectual Property, except where the failure to file would not otherwise cause a Company Material Adverse Effect.  All necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid.  There are no actions that must be taken by the Company within 120 calendar days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO or CIPO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.  The Company has not taken any action, or failed to take any action, in applying for, perfecting, prosecuting and maintaining such Company Registered Intellectual Property.

(iii)                               All Trademarks (registered, unregistered and including intent to use applications) are set forth on Section 4.12(c)(iii) of the Disclosure Schedule and are in full force and effect, have not been canceled, expired, abandoned or made the subject of any opposition, cancellation, reissue, re-examination, interference or equivalent proceeding and are valid and enforceable.

(d)                                 Non-Infringement.

(i)                                     No Person has alleged that the activities or the conduct of the business of the Company has or does infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any third party, and no Person has challenged the ownership, use, validity, enforceability or registrability of any Company Intellectual Property.

(ii)                                  To the Knowledge of the Sellers, there is no material unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any Person, including any employee.  The Company has not made any claim or brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any agreement involving the Company Intellectual Property.

(iii)                               The operation of the business of the Company as such business currently is conducted or is contemplated to be conducted by the Company, including (A) the design, development, manufacture, distribution, reproduction, use, importation, marketing or sale of the Company Products and (B) the Company’s use of any product, device or process, has not, does not, and will not when conducted by the Company in substantially the same manner following the Closing, (1) infringe or misappropriate the Intellectual Property or other right of any Person or (2) constitute unfair competition, passing off or unfair trade practices under the laws of any jurisdiction where the Company does business.

(e)                                  IP Licenses.

(i)                                     Schedule 4.12(e)(i) of the Disclosure Schedule sets forth an accurate, complete, correct, true and correct list of all Company Products and, for each Company Group Product, all Intellectual Property of a third party used in such Company Group Product and the IP License pursuant to which the Company Group acquired the right to use such Intellectual Property.  No Person who has licensed any Intellectual Property to the Company has ownership rights or license rights to modifications, improvements or derivative works made by or for the Company in such Intellectual Property.

(ii)                                  Schedule4.12(e)(ii) of the Disclosure Schedule lists all contracts to which the Company is a party pursuant to which a third party has licensed or transferred any Company Intellectual Property to the Company (other than with respect to standard, generally commercially available “off the shelf” products that are not material components redistributed with Company Products and that have an individual acquisition cost or annual licensing fee of $1,000.00 Canadian or less, or non-disclosure agreements in the ordinary course of business).

(iii)                               Section 4.12(e)(iii) of the Disclosure Schedule lists all contracts to which the Company is a party in which the Company has (A) licensed or transferred (contingent or otherwise) or authorized the retention of any exclusive rights to use or joint or sole ownership of any Company Intellectual Property to any third party (other than non-exclusive end-user licenses in connection with the sale of Company Products or non-disclosure agreements in the ordinary course of business); or (B) created or developed any Intellectual Property for or on behalf of any third party or granted such third party any exclusive rights to or joint or sole ownership of such Intellectual Property.

(iv)                              Section 4.12(e)(iv) of the Disclosure Schedule lists all material IP Licenses between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, outside the normal course of business, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property of any Person other than the Company.

(f)                                    Effect of Transaction.

(i)                                     After the Closing, all Company Intellectual Property will be transferable, alienable and licensable by the Company without payment of any kind to any third party (other than the payment of any Taxes payable in respect of any such transfer, alienation or license or other payments in the ordinary course of business).

(ii)                                  After the Closing, the Company will be permitted to exercise all of the Company’s rights under all contracts relating to Intellectual Property to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration, other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

(iii)                               Neither this Agreement nor the transactions contemplated by this Agreement will result in (A) the Company granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, the Company, (B) the Company being bound by, or subject to any non-compete restriction on the operation or scope of their respective businesses, (C) the Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by the Company, prior to the Closing (other than any royalties or other material amounts which the Company would have otherwise been required to pay had the transactions contemplated by this Agreement not occurred), (D) a violation or breach, modification, cancellation, termination of any contract relating to Intellectual Property, or a trigger of any rights or options with respect to the Company Intellectual Property or (E) the release of Company Source Code.

(g)                                 Software.

(i)                                     The Company has and enforces a policy to document all material bugs, errors, defects and related fixes, patches, corrections and remedial software code, in all the Company Products, and such documentation is retained and is available internally at the Company.

(ii)                                  Neither the Company nor any other Person then acting on its behalf has disclosed, delivered or licensed to any third party, agreed in writing to disclose, deliver or license to any third party, or permitted the disclosure or delivery to any third party of, any Company Source Code or Trade Secrets of the Company, other than to individual consultants or employees having a need to know for the development or support of Company Source Code or Company Products and who are subject to binding confidentiality agreements with the Company.

(iii)                               Neither the Company nor any other Person then acting on its behalf has (A) incorporated Open Source Materials into, or otherwise combined Open Source Materials with, any Company Products; (B) distributed Open Source Materials in conjunction with any Company Products; or (C) used Open Source Materials, in such a way that creates, or purports to create, obligations for the Company with respect to any Company-Owned Intellectual Property or grants, or purports to grant, to any third party any rights or immunities related to any Company-Owned Intellectual Property.

(h)                                 Data.

(i)                                     The Company has not collected any personally identifiable information from any third parties except as described in Section 4.12(h)(i) of the Disclosure Schedule.  The Company has complied with all applicable Laws, including anti-spam laws and the PIPEDA, and its Privacy Policies relating thereto, including without limitation, in the collection, use storage, disclosure and transfer of Personal Information, except that any violation of the PIPEDA that occurred as a result of a disclosure by the Company or a Seller in connection with a due diligence request made by Buyer during the course of negotiating this Agreement shall not constitute a breach of the representation or warranty contained in this Section 4.12(h).  The Company has at all times made all disclosures to users or customers required by applicable Laws, and none of such disclosures made or contained in any privacy policies or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable Laws.

(ii)                                  There are no restrictions on the Company’s use of the Personal Information except as provided by applicable Laws, including without limitation, the Personal Information Protection and Electronic Documents Act (Canada), and the Company’s own Privacy Policies.  True and correct copies of all applicable Privacy Policies have been made available to Buyer.

(iii)                               The Company has established reasonable and appropriate safeguards to protect personally identifiable information.  No unauthorized access of personally identifiable information has occurred.

(i)                                     No Claims or Disputes.

(i)                                     There have been, and are, no claims asserted or pending against the Company or distributors related to the Company Products or the Company-Owned Intellectual Property or Company Registered Intellectual Property.

(ii)                                  No Intellectual Property owned by or exclusively licensed to the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that (A) restricts or may restrict in any manner the use, transfer or licensing thereof by the Company or may adversely affect the validity, use or enforceability of such Intellectual Property owned by or exclusively licensed to the Company, or (B) restricts or may restrict the conduct of the Company’s business in order to accommodate intellectual property rights of third parties.

(iii)                               There are no contracts between the Company and any other Person with respect to Company Products or the Company-Owned Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

4.13                        Litigation, Claims and Proceedings.  Except as set forth in Section 4.13 of the Disclosure Schedule, as of the date of this Agreement, there are (a) no civil, criminal or administrative actions, suits, claims, hearings, complaints, charges, grievances, arbitration proceedings or investigations pending or, to the Knowledge of the Sellers, threatened, against or relating to the Company, its assets or business, at law or in equity, or before any Governmental Authority, including any that seek restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby; (b) no Governmental Orders involving the Company, its assets or businesses; or (c) no civil, criminal, administrative or arbitral unfunded settlements which any of the Sellers or the Company is required to pay.  Except as set out in Section 4.13 of the Disclosure Schedule, since January 1, 2003, no complaint, grievance, claim, work order or investigation is outstanding or pending or has been filed, made or commenced against the Company, or, to the Knowledge of the Sellers, threatened, pursuant to the Ontario Human Rights Code, the Labour Relations Act, the Occupational Health & Safety Act, the Workplace Safety and Insurance Act (Ontario), the Employment Standards Act or the Pay Equity Act, in each case of the Province of Ontario, or any similar legislation of Canada, the Province of Ontario or of any other jurisdiction.

4.14                        Environmental and Safety and Health Matters.  Except as disclosed in Section 4.14 of the Disclosure Schedule:

(a)                                  The Company has obtained all material Permits that are required under any Environmental Law for the operation of its business as currently being conducted.  All such Permits are valid and in full force and effect.  “Environmental Law” means any applicable Law, including applicable principles of common law, statute, regulation, ordinance by-law, direction, requirement, license, order, rule, judgment, decree, policy or other guidance of a Governmental Authority to the extent that any of the foregoing are required to be complied with or where without the force of law, relating to one or more of the protection of the environment, Hazardous Substances (including the release, discharge, handling, packaging or disposal thereof) or occupational health and safety, including but not limited to the Environmental Protection Act (Canada), the Ontario Water Resources Act, the Canadian Environmental Act, 199 and the Fisheries Act. “Hazardous Substance” means any substance that is (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product and (iii) any other substance which is the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law.

(b)                                 The Company is in material compliance with all material Permits required under all Environmental Laws that are used in the operation of its business as currently being conducted.  No circumstances exist which could cause any such Permit to be revoked, modified or rendered non-renewable upon payment of the permit fee.

(c)                                  The Company and the Leased Real Property used by the Company in its business are, to the Knowledge of Sellers, in material compliance with all Environmental Laws.  No Hazardous Substance is located on the Leased Real Property used by the Company in its business, except in material compliance with all Environmental Laws.  No fact or circumstance exists which would reasonably be expected to involve the Company in any environmental litigation, or impose upon Buyer any material environmental liability.

(d)                                 The Company has not had a material disposal or release of any Hazardous Substances on, under, in, from or about the Leased Real Property used by the Company in its business or any other properties while such properties were owned, leased, or otherwise used by the Company.

(e)                                  The Company has not disposed or arranged for the disposal of Hazardous Substances on any third party property that has subjected or may subject the Company to material liability under any Environmental Law.

(f)                                    The Company has not received any written notice, demand, letter, claim or request for information relating to the Leased Real Property used by the Company in its business or any other properties previously owned, leased or otherwise used by the Company alleging violation of or liability under any Environmental Law, which notice, demand, letter, claim or request has not been resolved to the satisfaction of the party submitting it, and the Company is not a party to any written proceedings, actions, orders, decrees or injunctions alleging material liability under any Environmental Law.

4.15                        Compliance with Law; Permits.  Except as set forth in Section 4.15 of the Disclosure Schedule, the business of the Company has been, and is being, conducted in compliance in all material respects with applicable Laws, except that a violation of the PIPEDA that occurred as a result of a disclosure by the Company or a Seller in connection with a due diligence request made by Buyer during the course of negotiating this Agreement shall not constitute a breach of the representation or warranty contained in this Section 4.15.  No investigation or review by any Governmental Authority with respect to the Company is pending or, to the Knowledge of any of the Sellers, threatened, nor, to the Knowledge of any of the Sellers, has any Governmental Authority indicated an intention to conduct the same.  The Company holds all Permits necessary for the lawful conduct of its business, except for failures to hold such Permits that would not, individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect.  Such Permits are valid and in full force and effect, except for those the failure of which to be valid and in full force and effect would not, individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect.  The Company is in material compliance with the terms of such Permits.  The Company does not make any representation in this Section 4.15 as to any matter the subject matter of which is specifically covered by Section 4.12, 4.14, and 4.17 of this Agreement.

4.16                        Employee Matters and Benefit Plans.

(a)                                  Section 4.16(a) of the Disclosure Schedule sets forth a complete and accurate list of each pension (both registered and non-registered plans), supplemental pension, retirement, profit sharing, individual or group savings (both registered and non-registered plans), deferred compensation, stock compensation, stock purchase, stock option, stock appreciation right, phantom stock or other equity compensation, health, welfare, hospitalization insurance, medical, dental, vision care, drug, legal benefit, education, disability, life insurance, supplemental unemployment benefit, salary continuation, sick leave, employee loan, employee indemnity, severance or termination pay, change of control, vacation, holiday, maternity or parental leave, other leaves of absence, bonus, retention bonus, commission, incentive or other compensation or other similar plan or arrangement or practice, whether written or oral, formal or informal, funded or unfunded, insured or self-insured, registered or non-registered, that is maintained, sponsored or contributed to, or required to be contributed to, or was maintained at any time in the last five calendar years, by the Company or any Affiliate of the Company, or under which the Company or any Affiliate of the Company has any liability or contingent liability, relating to or for the benefit of the employees or former employees of the Company (the “Plans”).

(b)                                 The Sellers have provided to Buyer true, correct and complete copies of any Plans (or, where any such Plan is an oral commitment, a written summary of the terms thereof) as amended as of the date hereof together with all related documentation including, without limitation, trust, funding, custodial, record-keeping and investment management agreements; actuarial, funding and financial reports, information returns and statements; material opinions and memoranda (whether externally or internally prepared) with respect to each Plan; copies of material correspondence with all Governmental Authorities or other relevant persons with respect to each Plan; and, plan summaries, booklets, personnel or other manuals or written communications prepared for or circulated to any employees concerning any Plan.

(c)                                  All of the Plans are and have been established, registered, funded, qualified, invested and administered, in all material respects, in accordance with their terms and all laws, regulations, orders or other legislative, administrative or judicial promulgations, applicable to the Plans (“Applicable Employee Benefit Laws”).  No fact or circumstance exists that could adversely affect the preferential tax treatment ordinarily accorded to any Plan.

(d)                                 No material changes have occurred to or affecting the Plans since the date of the most recent actuarial report or financial statement applicable thereto, or are expected to occur, which would materially affect the information contained in the actuarial reports or financial statements with respect to the Plans required to be provided to Buyer pursuant to this Section 4.16.

(e)                                  All contributions or premiums required to be made by the Company or any Affiliate of the Company under the terms of each Plan or by Applicable Employee Benefit Laws have been made in a timely fashion in accordance with Applicable Employee Benefit Laws and the terms of the Plans, and the Company has not, nor as of Closing will have, any liability (other than liabilities accruing after the Closing Date) with respect to any of the Plans.  Contributions or premiums required to be made the Company under the terms of each Plan will be accrued by the Company up to the Closing even though not otherwise required to be made until a later date.

(f)                                    All obligations regarding the Plans have been satisfied (other than claims for benefits payable in the normal course of operation of the Plans), there are no outstanding defaults or violations by any party to any Plan and no Taxes, penalties or fees are owing or exigible under the Plans.

(g)                                 No amendments have been made to any Plan and no improvements to any Plan have been promised which have not been disclosed in Section 4.16(g) of the Disclosure Schedule.

(h)                                 The Company may unilaterally amend, modify, vary, revoke or terminate, in whole or in part, each Plan and take contribution holidays under or withdraw surplus funds from each Plan (where applicable), subject only to approvals required under Applicable Employee Benefit Laws.

(i)                                     Subject only to approvals required under Applicable Employee Benefit Laws, the Company may transfer, revise or merge any Plan or the assets transferred from any Plan to or with any other arrangement, plan or fund.

(j)                                     No Plan, nor any related trust or other funding medium thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Entity, or by any other party (other than claims for benefits payable in the normal course of operation of the Plans), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Plan required to be registered.

(k)                                  There have been no improper withdrawals, applications or transfers of assets of any Plan, and neither the Company nor any of its representatives or agents has breached any fiduciary obligation with respect to the administration of, or investment of the assets of, any Plan.

(l)                                     Each Plan that is a funded plan is fully funded or fully insured on both a going concern and solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation relating thereto and which assumptions and methodology are in accordance with generally accepted actuarial practice.

(m)                               None of the Plans enjoys any special tax status under Applicable Employee Benefit Laws (other than that normally accorded to plans registered under the Income Tax Act (Canada) and to benefits paid pursuant to disability benefit plans for which contributions are solely paid by the employee members), nor have any advance tax rulings been sought or received in respect of the Plans.

(n)                                 All employee data necessary to administer each Plan has been provided or otherwise made available by the Sellers to Buyer and is true and correct in all material respects.

(o)                                 No insurance policy or any contract or agreement affecting any Plan requires or permits a retroactive increase in contributions, premiums or payments due thereunder.  The level of insurance reserves under each insured Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(p)                                 Except as required by Applicable Employee Benefit Laws, none of the Plans (other than pension plans) provide benefits to retired employees or to the beneficiaries or dependants of retired employees.

(q)                                 Except as disclosed in Section 4.16 of the Disclosure Schedule, the execution, delivery and performance of, and consummation of the transaction contemplated by, this Agreement will not (either alone or in conjunction with any other event) (i) entitle any current or former employee, director, officer, consultant, independent contractor, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Company to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual.

(r)                                    Employees.  Section 4.16(r) of the Disclosure Schedule contains a complete and accurate list of the names of all employees of the Company as of the date of this Agreement (the “Employees”) specifying their status (i.e., full-time, part-time or casual), whether the employee is union or non-union, length of service, title or classification and rate of salary or hourly pay and commission or bonus entitlements (if any) for each such Employee and whether any Employees are on an approved or statutory leave of absence, and if so, the reason for such absence and the expected date of return.  The Company does not have any written employment contracts with any individual other than those Employees listed on Section 4.16(r) of the Disclosure Schedule.

(s)                                  Consultants.  Section 4.16(s) of the Disclosure Schedule contains a complete and accurate list of the names of all consultants of the Company, whether the consultant is providing services pursuant to a written consulting contract and the term of such contract, notice, if any, required for the Company to terminate the consulting relationship without cause, the date the consultant first commenced providing services to the Company, the hourly fee of the consultant and the annual fees paid to the consultant for the preceding calendar year.

4.17                        Taxes.

(a)                                  All Tax Returns required to be filed by or including the Company have been timely filed.  All such Tax Returns are true, correct and complete in all material respects.  All Taxes of the Company that have become due prior to Closing (whether or not shown on any Tax Return) have been (or shall have been prior to the Effective Time) timely paid in full.  True and correct copies of all federal, provincial and foreign income Tax Returns filed by the Company for all periods since January 1, 2001, have been heretofore made available to Buyer.  Except as set forth in Section 4.17 of the Disclosure Schedule, all Taxes not yet due and payable by the Company have been properly accrued on the books of account of the Company in accordance with GAAP.

(b)                                 The Company is not a party to and does not have any liability under any Tax allocation, Tax sharing or Tax indemnity agreement or arrangement, nor does the Company have any liability or potential liability to another party under any such agreement or arrangement.

(c)                                  There are no Liens for Taxes upon the Assets or properties of the Company (whether real, personal or mixed, tangible or intangible) except for statutory liens for Taxes not yet due or payable.

(d)                                 The Company is not a non-resident of Canada for purposes of the Tax Act.

(e)                                  The Company does not have any liability for the Taxes of any Person by virtue of being a member of an Affiliated Group, as a transferee or successor, by contract or otherwise.

(f)                                    With respect to each taxable period during which the Company was a member of an Affiliated Group, except as set forth in Section 4.17(f) of the Disclosure Schedule, such Affiliated Group and each member thereof timely filed all Tax Returns that it was required to file and timely paid all Taxes required to be paid (whether or not shown on any Tax Return).

(g)                                 The Company has withheld and/or paid all Taxes required to have been withheld and/or paid in connection with amounts paid or owed to any officer, director, employee, former officer, former director, former employee, creditor, stockholder, member or other third party and has paid the same to the proper Taxing Authority or other receiving officer within the time prescribed by the Tax Act.

(h)                                 The Company has not been granted (and is not subject to) any waiver or extension or other arrangement with any Taxing Authority that is currently in effect for the period of limitations for the assessment or payment of any Tax or the filing of any Tax Return.  Except as set forth in Section 4.17(h) of the Disclosure Schedule, no unpaid Tax assessment, deficiency or adjustment has been assessed or asserted against or with respect to the Company by any Taxing Authority; there are no currently pending or, to the Knowledge of the Sellers, threatened audits, administrative or judicial proceedings, or any deficiency or refund litigation, with respect to Taxes of the Company; and any such assertion, assessment, proceeding or litigation disclosed in Section 4.17(h) of the Disclosure Schedule is being contested in good faith through appropriate measures, and its status is accurately described in Section 4.17(h) of the Disclosure Schedule.

(i)                                     Except as described in Section 4.17(i) of the Disclosure Schedule, none of the property of the Company is held in an arrangement that could be classified as a partnership for Tax purposes, or in any other entity the income of which is or could be required to be included in the income of the Company.

(j)                                     The Company does not have material liability for any unpaid Taxes (whether or not shown to be due on any Tax Return) which has not been accrued for or reserved on the Financial Statements in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of the Financial Statements in connection with the operation of the business of the Company in the ordinary course of business.

(k)                                  The Company will not be required to include any amount in income for any taxable period beginning after December 31, 2005 as a result of a change in accounting method for any taxable period ending on or before December 31, 2005 or pursuant to any agreement with any Tax authority with respect to any such taxable period.  Except as set forth on Section 4.14(1) of the Disclosure Schedule, the Company will not be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting.

(l)                                     Section 4.17(l) of the Disclosure Schedule hereto lists all material Tax holidays, abatements, incentives and similar grants made or awarded to the Company by any Taxing Authority.

(m)                               There is no material property or obligation of the Company, including but not limited to uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable to any province or municipality under any applicable escheatment laws as of the date hereof or that may at any time after the date hereof become escheatable to any province or municipality under any applicable escheatment laws.

(n)                                 The Company is not subject to Tax in any jurisdiction other than its country of amalgamation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction.

(o)                                 Section 4.17(o) of the Disclosure Schedule hereto lists all investment Tax credits claimed by the Company in respect of any taxation year.

(p)                                 Section 4.17(p) of the Disclosure Schedule hereto details all transactions to which the Company was a party in respect of which an election was filed pursuant to section 85 of the Tax Act.

4.18                        Absence of Undisclosed Liabilities.  Except as set forth in Section 4.18 of the Disclosure Schedule, the Company does not have any liability or obligation of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, except liabilities, obligations or contingencies that (a) are accrued or reserved against in the Reference Balance Sheet, or (b) were incurred after the date of the Reference Balance Sheet in the ordinary course of business and consistent with past practices and that are less than $15,000.00 Canadian in the aggregate.

4.19                        Absence of Certain Changes.  Except as set forth in Section 4.19 of the Disclosure Schedule, since September 30, 2005, the business of the Company has been operated in the ordinary course consistent with past practice and the Company has not suffered any change in its business, assets, liabilities, financial condition or results of operations that, individually or in the aggregate, have caused or is reasonably likely to cause a Company Material Adverse Effect.  Except as set forth in Section 4.19 of the Disclosure Schedule, or as otherwise specifically contemplated by this Agreement, there has not been since September 30, 2005:

(a)                                  any entry by the Company into any Material Contract or transaction that cannot be terminated by such entity within 30 calendar days without penalty;

(b)                                 any termination or amendment of or material waiver under any Material Contract;

(c)                                  any change in the accounting policies or practices of the Company or in the method of applying such policies or practices;

(d)                                 any new, or amendment to any existing, employment, severance or consulting agreement or contract, the implementation of, or any agreement to implement, any increase in benefits with respect to any Plans, or any alteration of the Company’s employment or compensation practices or terms and conditions of employment, or in the making of any bonus payment or similar arrangement to or with any officer, director, employee or agent of the Company;

(e)                                  any issuance, sale or disposition by the Company of any equity securities or other rights to subscribe for or purchase any equity securities, or any repurchase or redemption by the Company of any equity securities;

(f)                                    any sale, lease or other disposition of, or execution and delivery of any agreement by the Company contemplating the sale, lease or other disposition of, properties and assets of the Company, other than the sale of inventory in the ordinary course of business and consistent with past practices;

(g)                                 any merger or consolidation of the Company with any other Person or any acquisition by the Company of the stock or business of another Person, or any action taken or any commitment entered into with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of the business or operation of the Company;

(h)                                 any borrowing, agreement to borrow funds or assumption, endorsement or guarantee of indebtedness by the Company or any termination or material amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, lease, license or other instrument, commitment or agreement to which the Company is bound or by which it or any of its properties is bound other than in the ordinary course of business and consistent with past practices;

(i)                                     any declaration or payment of any dividend on, or any other distribution with respect to, any equity securities of the Company;

(j)                                     any Encumbrance imposed on any of the assets, tangible or intangible, of the Company other than Permitted Encumbrances; or

(k)                                  any agreement to do any of the foregoing.

4.20                        Labor Matters.  The Company is not bound by or a party to any collective bargaining agreement except the collective agreements listed in Section 4.20 of the Disclosure Schedule (the “Collective Agreements”).  There are no actual, pending or to the Knowledge of the Sellers threatened organizing activities of any labor union, or group of employees or any actual, threatened or pending unfair labor practice complaints, strikes, work stoppages, picketing, lock-outs, boycotts, slowdowns, arbitrations, grievances, complaints, charges or similar labor related disputes or proceedings pertaining to the Company, and there have not been any such activities or disputes or proceedings within the last three years, except as disclosed in Section 4.20 of the Disclosure Schedule.  There is no organizing activity involving the Company or threatened by any labor union or group of employees with respect to the Company.  No labor union or group of employees not already unionized has applied to be certified as the bargaining agent of any employees of the Company, or has applied to have the Company declared a related employer or successor employer pursuant to applicable labor legislation, except for those locations and employees covered by the Collective Agreements.

4.21                        Finder’s Fee.  Neither the Sellers nor the Company is directly or indirectly committed to any liability for any brokers’ or finders’ fees or any similar fees or commissions in connection with the transactions contemplated by this Agreement and has not retained any broker or other intermediary to act directly or indirectly on their behalf in connection with the transactions contemplated by this Agreement.

4.22                        Insurance.  Section 4.22 of the Disclosure Schedule contains a complete and correct list of all policies of insurance owned or held by the Company or which cover or relate to the assets of the Company.  All such policies (a) are in full force and effect with all premiums due having been paid in full and are sufficient for compliance by the Company with all requirements of Law and all agreements to which the Company is a party, (b) are valid, outstanding and enforceable policies, (c) insure against risks of the kind customarily insured against by companies engaged in the business of the Company and (d) provide that they will remain in full force and effect through the respective dates set forth in Section 4.22 of the Disclosure Schedule, subject to the cancellation rights specified in such policies.  Except as set forth in Section 4.22 of the Disclosure Schedule, during the last two years, the Company has not been denied any insurance coverage that the Company has requested, made any material change in the scope or nature of its insurance coverage or received notice of any material increase in premiums for any of such policies nor of any termination or refusal to renew such policies.  All policies of primary comprehensive general liability insurance and excess carriers insurance that the Company has maintained during the past two years are set forth in Section 4.22 of the Disclosure Schedule.  During the past two years, there has been no lapse in coverage of the insurance carried by the Company.

4.23                        Customers and Suppliers.  Section 4.23 of the Disclosure Schedule sets forth a list of the 20 largest customers of the Company based on sales during the fiscal years 2004 and 2005, showing the approximate total sales to each such customer during each such period, and the 20 largest suppliers of the Company based on purchases during the fiscal years 2004 and 2005 showing the approximate total purchases by the Company from each such supplier during each such period.  None of such customers or suppliers has notified any of the Sellers or the Company that it intends to materially change its business relationship with the Company, and none of the Sellers have any reason to believe that there will be any adverse change in such relationship in the future either as a result of the consummation of the transactions contemplated hereby or otherwise.

4.24                        Transactions with Affiliates.  Except as set forth in Section 4.24 of the Disclosure Schedule and except for normal advances to employees to cover business expenses in connection with any business of the Company consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in Plans by employees, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced money to, or borrowed any money from or entered into or been subject to any management, consulting or similar agreement with, any Seller, Affiliate of a Seller or any officer, director, or employee of the Company.  Except as set forth in Section 4.24 of the Disclosure Schedule, there is no current or former director, officer, employee or shareholder of the Company or any Affiliate of the Company, and no other Person, with whom the Company is not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)).

4.25                        Accounts Receivable.  All accounts receivable reflected in the Reference Balance Sheet and all accounts receivable of the Company that have arisen since the date of the Reference Balance Sheet represent bona fide amounts due from account debtors of the Company for products sold and delivered or services rendered in the ordinary course of business.  Except to the extent of any recorded reserves reflected in the Reference Balance Sheet (which reserves are reflected correctly under GAAP to the Knowledge of the Sellers), all accounts receivable reflected in the Reference Balance Sheet are uncontested, unconditional obligations of the account debtors and are not in dispute or subject to any valid defense, offset, counterclaim, right of return or agreement which varies the terms thereof.  Except to the extent of reserves reflected in monthly balance sheets for periods since the period covered by the Reference Balance Sheet, true and correct copies of which have been delivered to Buyer (which reserves are reflected correctly under GAAP), and, with respect to periods subsequent to the most recent monthly balance sheet, in amounts consistent with past practice, all other accounts receivable of the Company as reflected on June 30, 2006 are uncontested, unconditional obligations of the account debtors and are not in dispute or subject to any valid defense, offset, counterclaim, right of return or agreement which varies the terms thereof.

4.26                        Disclosure Controls and Procedures.  The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the financial statements of the Company to maintain accountability for the Company’s assets; (c) access to the Company’s assets is permitted only in accordance with management’s authorization; (d) the reporting of the Company’s assets is compared with existing assets at regular intervals; and (e) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

4.27                        Disclosure.  No representation or warranty by the Sellers contained in this Agreement, and no statement contained in any document (including without limitation the Financial Statements, the other Transaction Documents, the closing documents delivered pursuant to Section 3.3 and the Disclosure Schedules hereto), list, certificate or other instrument furnished or to be furnished by or on behalf of a Seller to Buyer or any of its representatives in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary to fully and fairly provide the information required to be provided in any such document, list, certificate or other instrument.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF
BUYER

Buyer represents and warrants to the Sellers as follows:

5.1                               Corporate Status.  Buyer is a corporation duly incorporated, validly existing and in good standing under the OBCA.

5.2                               Authority.  Buyer has all requisite corporate power and authority to enter into this Agreement and any other agreements contemplated hereby to which it is or will be a party (the “Buyer Agreements”) and to consummate the transactions contemplated hereby or thereby.  The execution and delivery of this Agreement and the other Buyer Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings are necessary to authorize the execution, delivery and performance of this Agreement or the other Buyer Agreements, or to consummate the transactions contemplated hereby or thereby.  This Agreement and the other Buyer Agreements have been (or upon execution and delivery will be) duly executed and delivered by Buyer, and (assuming due authorization and delivery by the other parties hereto and thereto) constitute (or will constitute) legal, valid and binding obligations of Buyer enforceable against it in accordance with their terms, subject to laws limiting the availability of specific performance, injunctive relief and other equitable remedies and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application now or hereafter in effect generally relating to or affecting creditors’ rights.

5.3                               No Conflict.  Except as set forth in Section 5.3 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement or the other Buyer Agreements by Buyer nor the consummation by Buyer of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in the breach of any term or provision of the charter or bylaws of Buyer, (b) conflict with or violate any Law applicable to Buyer or its assets, properties or businesses or any judgment, order, decree, stipulation, injunction, charge or other restriction of any Governmental Authority to which Buyer is subject or (c) conflict with or violate, result in the breach of any term or provision of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Buyer, pursuant to any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, franchise, or Permit; except for, in the case of clauses (b) and (c), such violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration, suspension, revocation or cancellation or creation of any Encumbrance which would not, individually or in the aggregate, be reasonably likely to cause a Buyer Material Adverse Effect.

5.4                               Compliance with Law.  Buyer has complied with and is not in violation of applicable Laws or Governmental Orders which would affect its ability to perform its obligations hereunder.  There is no Action pending, or to the Knowledge of Buyer, threatened against Buyer, affecting its ability to perform its obligations hereunder.

5.5                               Consents.  Except those required filings, registrations, consents and approvals listed in Section 5.5 of the Disclosure Schedule, no filing or registration with, or notice to, and no Permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary or required in connection with the execution and delivery of this Agreement and the other Buyer Agreements by Buyer or for the consummation by Buyer of the transactions contemplated hereby and thereby.

5.6                               Finder’s Fee.  Except as set forth in Section 5.6 of the Disclosure Schedule, Buyer is not directly or indirectly committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement or has retained any broker or other similar intermediary to act directly or indirectly on its behalf in connection with the transactions contemplated by this Agreement.

5.7                               Litigation, Claims and Proceedings.  Except as set forth in Section 5.7 of the Disclosure Schedule, as of the date of this Agreement, there are (a) no civil, criminal or administrative actions, suits, claims, hearings, complaints, charges, grievances, arbitration proceedings or investigations pending or, to the Knowledge of Buyer, threatened, against or relating to Buyer, its assets or business, at law or in equity, or before any Governmental

Authority, including any that seek restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby; (b) no Governmental Orders involving Buyer, its assets or businesses; or (c) no civil, criminal, administrative or arbitral unfunded settlements which Buyer is required to pay.

ARTICLE 6.
CERTAIN TAX MATTERS

6.1                               Tax Matters.

(a)                                  The Sellers shall prepare or cause to be prepared, and Buyer shall file or cause to be filed, all Tax Returns for the Company for all Taxable periods ending on or prior to the Closing Date which are required to be filed after the Closing Date.  Not less than 30 calendar days prior to the due date for filing any such Tax Return, the Sellers shall deliver a copy of such Tax Return to Buyer for its review and reasonable comment.  Not less than five calendar days prior to the due date for payment of Taxes with respect to any such Tax Return, the Sellers shall pay to Buyer the amount of any Buyer Indemnified Taxes with respect to such Tax Return.

(b)                                 With respect to any Tax Return covering a Straddle Period that is filed after the Closing Date with respect to the Company, Buyer shall cause such Tax Return to be prepared.  Not later than 30 calendar days prior to the due date of each such Tax Return, Buyer shall deliver a copy of such Tax Return to the Sellers together with a statement of the amount of Buyer Indemnified Taxes with respect to such Tax Return.  Buyer shall allow the Sellers to review and comment on such Tax Return (to the extent relating to the period ending on and including the Closing Date) and shall make such reasonable revisions as are requested by the Sellers.  Not later than five calendar days prior to the due date for payment of Taxes with respect to any such Tax Return, the Sellers shall pay to Buyer the amount of such Buyer Indemnified Taxes with respect to such Tax Return.

(c)                                  In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on and including the Closing Date shall be:

(i)                                     in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Taxable years of the Company ended with (and included) the Closing Date; and

(ii)                                  in the case of Taxes that are imposed on a periodic basis with respect to the assets of the Company, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(d)                                 Buyer and the Sellers shall cooperate fully, and shall cause the Company to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, examination, or administrative or judicial proceeding relating to Taxes of the Company (a “Proceeding”).  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Sellers further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer or the Company (including, but not limited to, with respect to the transactions contemplated hereby).  Buyer agrees to pay reasonable out of pocket expenses incurred by the Sellers in connection with the activities referenced in the previous sentence.  Buyer and the Sellers further agree, upon request, to provide the other party with all information regarding the Company that either party may be required to report to any taxing authority.

(e)                                  The amount of any refunds of Taxes of the Company received by the Company for any Pre-Closing Period, including the SR & ED Credit Amount, other than refunds resulting from carrybacks of tax items from taxable periods ending after the Closing Date, shall be for the account of the Sellers.  The amount of any refunds of Taxes of the Company for any taxable period (or, in the case of a Straddle Period, a portion thereof) beginning after the Closing Date shall be for the account of Buyer and the Company.  As to each refund of Taxes, any amounts that are for the account of the Sellers as provided in this Section 6.1(e), net of any expenses incurred by Buyer in connection with procuring such Tax refund (each a “Tax Refund”), shall be paid by Buyer within ten (10) calendar days of the receipt of such Tax Refund to the Sellers.  If any tax items of the Company which gave rise to a refund for the account of Sellers as provided in this Section 6.1(e) are adjusted in connection with a reassessment of Taxes of the Company by a Taxing Authority for a Pre-Closing Period, notwithstanding anything to the contrary in this Agreement, Sellers shall pay to Buyer within ten (10) calendar days of the notice of such reassessment the amount of such Tax reassessment attributable to such tax items.  The Sellers and their advisors shall have full and timely access to all relevant books and records of the Company in furtherance of the foregoing.  Buyer shall cause the Company to make application, within the time period prescribed by the Tax Act, for federal and provincial SR & ED refundable investment tax credits for the 2005 taxation year and the taxation year deemed to end immediately prior to the Closing Date.  Any SR & ED Credit Amount received by the Company for any Pre-Closing Period, other than refunds resulting from carrybacks of tax items from taxable periods ending after the Closing Date, shall be added to the purchase price in accordance with Section 2.2(a)(iv).  Buyer agrees to consult with the Sellers in good faith concerning obtaining the SR & ED Credit Amount.

6.2                               Transfer Taxes.  Any sales Tax, use Tax, real property transfer Tax, asset Transfer Tax, value added, registration, documentary stamp Tax or similar Tax and fees (including any penalties and interest) attributable to the sale or transfer of Shares (collectively, the “Transfer Taxes”) shall be paid 100 per cent (100%) by the Sellers and the Sellers shall, at their expense, properly file on a timely basis all necessary Tax Returns, reports, forms and other documentation with respect to any Transfer Tax and provide Buyer the evidence of payment of any Transfer Taxes.

ARTICLE 7.
INDEMNIFICATION

7.1                               Survival.

(a)                                  Other than representations and warranties contained in Sections 4.5 and 4.7 (the “Capitalization Representations”), and Section 4.14, which shall survive the Closing until the expiration of the applicable statute of limitations, and Section 4.16 and Section 4.17 (the “Tax Representations”), which shall survive the Closing until the expiration of the Tax Representation Survival Period, all of the representations and warranties of the Sellers shall survive the Closing until the second anniversary of the Closing Date (any such statutory limitations, the Tax Representation Survival Period or two-year period, a “Survival Period”).  If a claim under this Agreement is made during the applicable Survival Period with respect to a breach of a representation and warranty, the Survival Period for such representation and warranty shall continue until the claim is finally resolved.  All covenants to be performed after the Closing shall survive the Closing until fully performed.  For purposes hereof, a claim shall be deemed “made” when received by the other parties in writing, setting forth with specificity the nature of the claim and the applicable section(s) of the Agreement pursuant to which such claim is made.  For the avoidance of doubt, each Seller shall be deemed to have received any notice given to the other Seller under this Section when that notice is first received by a Seller.  For greater certainty, any claim based on fraud may be made or brought at any time for the maximum period permitted by applicable law.

(b)                                 All of the representations and warranties of Buyer shall survive the Closing until the second anniversary of the Closing Date.

7.2                               Indemnification.

(a)                                  Indemnification of Buyer Indemnitees.  From and after the Effective Time, the Sellers shall (subject to Section 7.3), jointly and severally, indemnify, defend and hold harmless Buyer and its respective Affiliates and each of their respective officers, directors, stockholders, members, managers, partners, employees, agents or other representatives (all such foregoing Persons, collectively, the “Buyer Indemnitees”) from and against the entirety of any Losses any Buyer Indemnitee may suffer, sustain or become subject to (including any Losses any Buyer Indemnitee may suffer after the end of the Survival Period with respect to claims made within such period) resulting from or arising out of any of the following (any of the following referred to as “Buyer Indemnifiable Losses”):

(i)                                     any misrepresentation, inaccuracy, incorrectness or breach of any representation and warranty of the Sellers made by them in this Agreement or contained in any document or certificate given pursuant hereto or to carry out the transactions contemplated hereby;

(ii)                                  any non-fulfillment, non-performance or breach of any covenant or agreement on the part of the Sellers in this Agreement;

(iii)                               any Buyer Indemnified Taxes;

(iv)                              any Buyer Final Balance Sheet Reduction Amount;

(v)                                 any Excess A/R Shortfall Amount;

(vi)                              any Affiliate Indebtedness Losses; and/or

(vii)                           any Lien Release Costs.

(b)                                 Indemnification of the Seller Indemnitees.  Buyer shall indemnify, defend and hold harmless each of the Sellers (the “Seller Indemnitees”; each Buyer Indemnitee and each Seller Indemnitee, as the context requires, are each sometimes referred to herein as an “Indemnified Party” or an “Indemnifying Party”), from and against the entirety of any Losses such Person may suffer, sustain or become subject to (“Seller Indemnifiable Losses”; Buyer Indemnifiable Losses and Seller Indemnifiable Losses, as the context requires, are each sometimes referred to herein as “Indemnifiable Losses”) (including any Losses any Seller Indemnitee may suffer after the end of the Survival Period with respect to any claims made within such period), resulting from:

(i)                                     any misrepresentation, inaccuracy, incorrectness or breach of any representation and warranty of Buyer made by it in this Agreement or contained in any other Transaction Document; and/or

(ii)                                  any nonfulfillment, non-performance or breach of any covenant or agreement on the part of Buyer in this Agreement.

7.3                               Limits on Indemnification.

(a)                                  From and after the Closing, the Sellers will not have any obligation to indemnify Buyer Indemnitees with respect to any Indemnifiable Losses arising under Section 7.2(a)(i) (other than Buyer Indemnifiable Losses based upon, arising out of or caused by (i) any breach of the Capitalization Representations, (ii) any breach of a Tax Representation, and (iii) any breach of the representation and warranty set forth in Section 4.8(d) to the extent such breach results in Affiliate Indebtedness Losses) until Buyer Indemnitees shall first have suffered such aggregate Indemnifiable Losses in excess of $30,000.00 Canadian (the “Basket”) (at which point the Sellers will be obligated to indemnify Buyer Indemnitees for all such Indemnifiable Losses from the first dollar).

(b)                                 The aggregate liability of the Sellers pursuant to this Article 7 with respect to all Buyer Indemnifiable Losses under Section 7.2(a)(i) (other than Buyer Indemnifiable Losses based upon, arising out of or caused by (i) any breach of the Capitalization Representations, (ii) any breach of a Tax Representation, and (iii) any breach of the representation and warranty set forth in Section 4.8(d) to the extent such breach results in Affiliate Indebtedness Losses) shall not exceed the amount of the Consideration that the Sellers have actually received (excluding any SR & ED Credit Amount); provided however, that any Future Payment Amount that is earned is deemed to be received Consideration.  For avoidance of doubt, the aggregate liability of each Seller with respect to all Buyer Indemnifiable Losses based upon, arising out of or caused by a breach of the Capitalization Representations, Tax

Representations and the representation and warranty set forth in Section 4.8(d) and Buyer Indemnified Losses payable under Section 7.2(a)(ii) through (vi) shall not be limited.

(c)                                  The amount of any Indemnifiable Losses payable to any Indemnified Party under this Article 7 shall be net of the excess, if any, of (i) the proceeds actually received by that Indemnified Party in respect thereof under any third party insurance or indemnification agreements or similar contractual arrangements over (ii) the costs and expenses (including reasonable attorneys’ fees) of collecting the proceeds described under paragraph (i) above.

(d)                                 The liability of any Person under Article 7 shall be in addition to, and not exclusive of, any other liability that such Person may have at law or equity based on such Person’s fraudulent acts or omissions.  None of the provisions set forth in this Agreement, including but not limited to the provisions set forth in Section 7.3, shall be deemed a waiver by any Person to this Agreement of any right or remedy which such Person may have at law or equity based on any other Person’s fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud, (ii) the time period during which a claim for fraud may be brought, or (iii) the recourse which any such Person may seek against another Person with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the parties hereto further acknowledge and agree that none of the provisions of this Article 7, nor any reference to Article 7 throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

(e)                                  For purposes of determining whether any representation or warranty has been breached for purposes of this Article 7, each representation and warranty contained in this Agreement for which indemnification can be or is sought hereunder shall be read without regard to materiality (including Company Material Adverse Effect or Buyer Material Adverse Effect) qualifications contained therein.

7.4                               Recourse for Buyer Indemnifiable Losses.

(a)                                  Mandatory Offset Against Future Payment Amount.  With respect to any claim by a Buyer Indemnitee against the Sellers for Buyer Indemnifiable Losses arising under Section 7.2(a)(i) (other than Buyer Indemnifiable Losses based upon, arising out of or caused by (i) any breach of the Capitalization Representations, (ii) any breach of a Tax Representation, and (iii) any breach of the representation and warranty set forth in Section 4.8(d) to the extent such breach results in Affiliate Indebtedness Losses), Buyer (on behalf of such Buyer Indemnitee) shall be entitled (and required) to offset all such Buyer Indemnifiable Losses first against the Guaranteed Future Payment Amount and then against the Earn Out Payment Amount, if any, until the date on which the aggregate amount of all such offsets exceeds the sum of the Guaranteed Future Payment Amount and the Earn Out Payment Amount.  For the avoidance of doubt, the parties agree that if Buyer or any Buyer Indemnitee has asserted a claim for Buyer Indemnifiable Losses in accordance with this Agreement prior to the date on which either of the Guaranteed Future Payment Amount, the First Future Payment Amount, the Second Future Payment Amount, or the Technology Integration Payment Amount is otherwise due, an amount of the Guaranteed Future Payment Amount or the Earn Out Payment Amount, if applicable, equal to an amount of the Buyer Indemnifiable Losses included in such claim shall be set aside, and shall not be required to be paid under this Agreement until the resolution of the claim in accordance with the terms hereof; the remaining, undisputed amounts, however, shall be paid in accordance with the terms of this Agreement.  The parties agree that with respect to any claim by a Buyer Indemnitee against the Sellers for Buyer Indemnifiable Losses under Section 7.2(a)(i) (other than Buyer Indemnifiable Losses based upon, arising out of or caused by (A) any breach of the Capitalization Representations, (B) any breach of a Tax Representation, and (C) any breach of the representation and warranty set forth in Section 4.8(d) to the extent such breach results in Affiliate Indebtedness Losses), such claim shall first be satisfied by a reduction of the Guaranteed Future Payment Amount, shall next be satisfied by a reduction in the First Future Payment Amount, if any, shall next be satisfied by a reduction in the Second Future Payment Amount or the Technology Integration Payment Amount, whichever becomes payable first, if at all, and thereafter shall be satisfied by a reduction in the Second Future Payment Amount or the Technology Integration Payment Amount, whichever becomes payable second, if at all, and in any case, by an amount equal to such Buyer Indemnifiable Losses; provided that if (A) the Guaranteed Future Payment Amount and the Earn Out Payment Amount have been reduced to zero (as a result of payments to the Sellers or reductions in accordance with this Agreement or because the conditions precedent to the payment of any such Earn Out Payment Amount set forth in Section 2.3(a) and Section 2.3(b) are not satisfied), then, subject to the limitations set forth in Section 7.3, Buyer (on behalf of the Buyer Indemnitees) shall be entitled to payment for amounts remaining due or thereafter becoming due to the Buyer Indemnitees in the manner provided in Section 7.4(b).

(b)                                 Optional Recourse Against the Sellers.  With respect to any claim by a Buyer Indemnitee against the Sellers for Buyer Indemnifiable Losses arising under Section 7.2(a)(i) in respect of a breach of the Capitalization Representations, the Tax Representations or the representation and warranty set forth in Section 4.8(d) or arising under Section 7.2(a)(ii), (iii), (iv), (v), and/or vi, Buyer (on behalf of such Buyer Indemnitee) may elect to satisfy such Buyer Indemnifiable Losses (i) by offset against the Guaranteed Future Payment Amount or any Earn Out Payment Amount, in the manner contemplated in Section 7.4(a) above, or (ii) by offset against the Buyer Final Balance Sheet Adjustment Payment Amount, if any.  In the absence of such an election by Buyer, or if the proviso of the last sentence in Section 7.4(a) is applicable, then, subject to Section 7.3 and this Section 7.4(b), all remaining Buyer Indemnifiable Losses (including, without limitation, any costs or expenses incurred by the Indemnifying Parties in respect of the defense or settlement of any claims in respect of Buyer Indemnifiable Losses) shall be paid by the Sellers in the following manner:  Within ten (10) Business Days after each written demand for the payment of any Buyer Indemnifiable Losses is given or made by Buyer or any Buyer Indemnitee to the Sellers, the Sellers shall, subject to Section 7.3 and Section 7.4(a), pay to Buyer (or as otherwise directed in such written demand) such Buyer Indemnifiable Losses.

(c)                                  No Offset Rights Upon the Sellers Assumption of Defense.  Notwithstanding anything contained herein to the contrary, if any Seller conducts the defense of any Third Party Claim pursuant to Section 7.5, such Seller (or Sellers) shall have no right of offset (or other claim) against the Buyer Final Balance Sheet Adjustment Payment Amount, the Guaranteed Future Payment Amount, or the Earn Out Payment Amount (or any other amount(s) owing under this Agreement) for any Buyer Indemnified Losses or Losses of the Sellers based upon, arising from or relating to such Third Party Claim.  Notwithstanding the foregoing, if, in connection with the conduct of the defense of any Third Party Claim by any Seller pursuant to Section 7.5, any Buyer Indemnitee incurs any Buyer Indemnifiable Losses, each such Buyer Indemnitee shall have the rights and responsibilities set forth in Section 7.4(a) and Section 7.4(b) above with respect to the Buyer Indemnifiable Losses incurred by such Buyer Indemnitee in connection with such Third-Party Claim.

(d)                                 No Limitation on Recourse For Fraud.  Notwithstanding the foregoing, nothing in this Section 7.4 shall limit Section 7.3(d).

7.5                               Matters Involving Third Parties.

(a)                                  If any third party shall notify an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the Indemnifying Parties under this Article 7, then the Indemnified Party shall promptly notify the Indemnifying Parties thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Parties shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.

(b)                                 The Indemnifying Parties will have the right, at their sole cost and expense, to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Parties’ choice, reasonably satisfactory to the Indemnified Party, so long as (i) the Indemnifying Parties notify the Indemnified Party, within ten (10) calendar days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Parties, that the Indemnifying Parties are assuming the defense of such Third Party Claim and will indemnify the Indemnified Party against such Third Party Claim in accordance with the terms and limitations of this Article 7 and (ii) the Indemnifying Parties conduct the defense of the Third Party Claim in an active and diligent manner.  In the event that the Indemnifying Parties fail to assume the defense or settlement of any Third Party Claim within ten (10) calendar days after notice thereof is given by the Indemnified Party, or fail to conduct the defense in an active and diligent manner, the Indemnified Party shall have the right to undertake the defense, appeal or settlement of such Third Party Claim at the expense and for the account of the Indemnifying Party.

(c)                                  So long as the conditions set forth in Section 7.5(b) are and remain satisfied, then (i) the Indemnifying Parties may conduct the defense of the Third-Party Claim in accordance with Section 7.5(b), (ii) the Indemnified Parties may retain separate co-counsel at their sole cost and expense and (iii) the Indemnifying Parties will not, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld or delayed), consent to any admission or the entry of any judgment with respect to the matter, or enter into any settlement which (A) imposes an injunction or other equitable relief upon the Indemnified Party, (B) does not include an unconditional provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto or (C) in the reasonable opinion of the Indemnified Party, could have a material adverse effect on its reputation, business, operations, assets, or financial condition.

(d)                                 Notwithstanding the foregoing, if (i) an Indemnified Party determines in good faith that there is a reasonable probability that an action may materially and adversely affect it or its Affiliates other than as a result of monetary damages, (ii) the Indemnifying Party shall not have (A) assumed the defense of the Third-Party Claim, (B) conducted the defense in an active and diligent manner or (C) employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel, then, in each case, such Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such action, but the Indemnifying Party shall have no liability with respect to a compromise or settlement with respect to such Third-Party Claim entered into without its consent (which shall not be unreasonably withheld, conditioned or delayed).

7.6                               No Circular Recovery, Etc.  The Sellers hereby agree that no Seller shall make any claim for indemnification of D&O Indemnified Liabilities against Buyer or any of its subsidiaries including the Company by reason of the fact that such Seller was a controlling person, director, officer, shareholder, employee, agent or representative of the Company or was serving as such for another Person at the request of the Company (whether such claim is pursuant to any statute, organizational document, contractual obligation or otherwise) with respect to any claim brought by an Indemnified Party in accordance with this Agreement.  Each Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against Buyer or the Company or any subsidiary with respect to any amounts owed by such Person pursuant to this Article 7.

7.7                               Seller Contribution.  The Sellers agree, among themselves, that to the extent that any Seller is required to indemnify any Buyer Indemnitee for any Buyer Indemnifiable Loss, the indemnifying Seller shall be entitled to contribution from the other Seller for the indemnifying Seller’s share of the Indemnifiable Losses paid by the indemnifying Seller in proportion to the Consideration received by such Seller.  Nothing contained in this Section 7.7 shall limit any rights or remedies of the Buyer Indemnitees hereunder.

7.8                               Effect of Payments.  The Sellers and Buyer shall treat any payments made pursuant to this Article 7 as an adjustment to and/or refund of the Consideration for Tax purposes, unless a final determination with respect to the Sellers and Buyer causes such payment not to be treated as an adjustment to and/or refund of the Consideration for Tax purposes.

ARTICLE 8.
MISCELLANEOUS

8.1                               Halsey.  Halsey’s obligations to perform under this Agreement are strictly limited to the obligations set forth in Section 2.3(a), Section 2.3(j) and Section 2.3(k).  Halsey has made no representations or warranties hereunder and, other than the obligations set forth in Section 2.3(a), Section 2.3(j) and Section 2.3(k), Halsey has made no covenants either to perform or not to perform hereunder.

8.2                               Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)                                  if to CA or CA Holdco:

10 Eccles Street South

Barrie, Ontario

Canada l4N 1X8

with a copy to:                                     Wilson Vukelich LLP

60 Columbia Way

Suite 710

Markham, Ontario

Canada L3R0C9

Attention:  Jordan Dolgin

Telecopy No.:  (905) 940-2718

(b)                                 if to KL or KL Holdco:

140 Dunlop Street East

Suite 1401

Barrie, Ontario

Canada L4M 6H9

with a copy to:                                    Wilson Vukelich LLP

60 Columbia Way

Suite 710

Markham, Ontario

Canada L3R0C9

Attention:  Jordan Dolgin

Telecopy No.:  (905) 940-2718

(c)                                  if to Buyer or the Company:

c/o J. L. Halsey Corporation

103 Foulk Road, Suite 205-Q

Wilmington, Delaware  19803

Attention:  David Burt

Telecopy No.:  (978) 945-5992

with a copy to:                                    Vinson & Elkins L.L.P.

Trammell Crow Center

2001 Ross Avenue, Suite 3700

Dallas, Texas  75201

Attention:  Michael D. Wortley

Telecopy No.:  (214) 999-7732

with a copy to:                                    Admiral Management Company

790 Turnpike Street, Suite 202

North Andover, Massachusetts  01845

Attention:  David Burt

Telecopy No.:  (978) 945-5992

8.3                               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Sellers and Buyer shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

8.4                               Entire Agreement; No Third-Party Beneficiaries.  This Agreement, including all exhibits and schedules attached hereto, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof, including, without limitation, the letter of intent, dated April 28, 2006, by and between Halsey and the Company.  Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder.  Buyer Indemnitees and Seller Indemnitees who are not otherwise parties to this Agreement shall be third party beneficiaries of this Agreement.

8.5                               Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by Buyer and the Sellers.  In addition, any failure of a Person to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure and shall not in any way affect, limit or waive a party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

8.6                               Binding Effect; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors.  Notwithstanding the foregoing, neither this Agreement nor any other Transaction Document shall be assigned by any party hereto by operation of law or otherwise without the express written consent of each of the other parties.

8.7                               Governing Law; Jurisdiction.  This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein, and each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

8.8                               Construction.

(a)                                  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(b)                                 Notwithstanding anything contained in this Agreement to the contrary, except as otherwise expressly provided in this Agreement, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) any amount calculated under any provision of this Agreement (including, without limitation, Article 2, Article 7 and Schedule A), if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of the transactions contemplated by this Agreement.

(c)                                  Notwithstanding anything contained in this Agreement to the contrary, the parties hereto covenant and agree that if any provision of this Agreement requires a financial statement, amount or calculation to be prepared or determined “in accordance with this

Agreement and GAAP applied consistently with the 2005 Balance Sheet” (or words of similar import), then such financial statement, amount or calculation shall be prepared or determined, as the case may be, in accordance with this Agreement and GAAP as in effect on the date hereof and applied consistently with the application thereof in the presentation of the 2005 Balance Sheet; provided, however, that (i) to the extent that the terms of any provision of this Agreement (including, without limitation, Schedule A hereof) conflict with, or are inconsistent with, GAAP or the consistent application thereof, the terms of this Agreement shall control, and (ii) in the event of a conflict between GAAP and the consistent application thereof, GAAP shall control.

8.9                               Counterparts.  This Agreement may be executed simultaneously in one or more counterparts (including by facsimile or electronic .pdf submission), and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

8.10                        Director and Officer Liability.  Except as otherwise agreed to in writing or as otherwise provided hereunder (including, without limitation, in respect of Halsey’s express obligations to and for the benefit of the Sellers), neither any direct or indirect holder of equity interests in Buyer, nor any past, present or future director, officer, employee, agent or Affiliate of Buyer, or of any such holder, shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement or any agreement contemplated hereby or in connection with the transactions contemplated by this Agreement or any such other agreement, and the Company and the Sellers hereby waive and release all claims of any such liability or obligation.

8.11                        Canadian Currency.  For purposes of this Agreement, all references to dollar amounts shall refer to Canadian currency.

8.12                        Time.  Time is of the essence for each and every provision of this Agreement.

8.13                        Further Assurances.  Buyer and the Sellers, as the case may require, will take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any Laws and the other terms hereof) to effectuate the intent of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

1254412 ALBERTA ULC

By:	/s/ David Burt
David Burt
President

J.L. HALSEY CORPORATION

By:	/s/ David Burt
David Burt
President

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

/s/ Chris Adams
CHRIS ADAMS

/s/ Krista Lariviere
KRISTA LARIVIERE

1076379 ONTARIO INC.

By:	/s/ Chris Adams
Chris Adams
President

1076380 ONTARIO INC.

By:	/s/ Krista Lariviere
Krista Lariviere
President

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]